Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

HOME PLATE ACQUISITION CORPORATION,

HOME PLATE SPONSOR LLC,

HEIDMAR INC.,

HP MERGER SUBSIDIARY CORP.,

HEIDMAR MARINE INC.,

and

THE COMPANY shareholderS

Dated as of March 19, 2023

TABLE OF CONTENTS

ARTICLE I MERGER		3
1.1	Merger	3
1.2	Merger Effective Time	3
1.3	Effect of the Merger	3
1.4	Organizational Documents	4
1.5	Directors and Officers of Surviving Company	4
1.6	Effect of Merger on SPAC Securities and Merger Sub Shares	4
1.7	Satisfaction of Rights	5
1.8	Lost, Stolen or Destroyed SPAC Certificates	5
1.9	Stock Transfer Books	6
1.10	Appointment of Transfer Agent	6
1.11	Exchange of Book-Entry Shares	6
1.12	Taking of Necessary Action; Further Action	7
1.13	Tax Consequences	7
ARTICLE II SHARE ACQUISITION		8
2.1	Exchange of Company Shares	8
2.2	Consideration	8
2.3	Transfer of Company Shares and Other Undertakings	8
2.4	Earnout Shares	9
2.5	Fractional Shares	11
2.6	Company Shareholder Consent	11
2.7	Termination of Certain Agreements	12
2.8	Release of Funds from Trust Account	12
2.9	Sponsor Offset Issuance to Company Shareholders	12
2.10	Withholding	12
ARTICLE III MERGER CLOSING; SHARE ACQUISITION CLOSING		12
3.1	Closing	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC		13
4.1	Organization and Standing	13
4.2	Authorization; Binding Agreement	13
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4.3	Governmental Approvals	14
4.4	Non-Contravention	14
4.5	Capitalization	14
4.6	SEC Filings; SPAC Financials; Internal Controls	15
4.7	Absence of Certain Changes	17
4.8	Compliance with Laws	17
4.9	Actions; Orders; Permits	17
4.10	Taxes and Returns	18
4.11	Employees and Employee Benefit Plans	19
4.12	Properties	19
4.13	Material Contracts	19
4.14	Transactions with Affiliates	20
4.15	Investment Company Act; JOBS Act	20
4.16	Finders and Brokers	20
4.17	Certain Business Practices	20
4.18	Private Placements	21
4.19	Insurance	21
4.20	Information Supplied	21
4.21	Trust Account	22
4.22	SPAC Acknowledgment	23
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HOLDINGS		23
5.1	Organization and Standing	23
5.2	Authorization; Binding Agreement	24
5.3	Governmental Approvals	24
5.4	Non-Contravention	24
5.5	Capitalization	25
5.6	Holdings Activities	25
5.7	Finders and Brokers	25
5.8	Investment Company Act	25
5.9	Taxes	25
5.10	Information Supplied	25

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26
6.1	Organization and Standing	26
6.2	Authorization; Binding Agreement	26
6.3	Capitalization	27
6.4	Company Subsidiaries	27
6.5	Governmental Approvals	28
6.6	Non-Contravention	28
6.7	Financial Statements	29
6.8	Absence of Certain Changes	30
6.9	Compliance with Laws	30
6.10	Company Permits	30
6.11	Litigation	31
6.12	Material Contracts	31
6.13	Intellectual Property	34
6.14	Taxes and Returns	35
6.15	Real Property	37
6.16	Personal Property	37
6.17	Employee Matters	37
6.18	Benefit Plans	39
6.19	Environmental Matters	40
6.20	Transactions with Related Persons	41
6.21	Insurance	41
6.22	Merchants and Suppliers	42
6.23	Data Protection and Cybersecurity	43
6.24	Certain Business Practices	43
6.25	Investment Company Act	45
6.26	Finders and Brokers	45
6.27	Information Supplied	45
6.28	Company Acknowledgment	45
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS		46
7.1	Organization and Standing	46

7.2	Authorization; Binding Agreement	46
7.3	Ownership	46
7.4	Governmental Approvals	47
7.5	Non-Contravention	47
7.6	Litigation	47
7.7	Investment Representations	48
7.8	Finders and Brokers	49
7.9	Information Supplied	49
ARTICLE VIII COVENANTS		49
8.1	Access and Information	49
8.2	Conduct of Business of the Company during the Interim Period	51
8.3	Conduct of Business of SPAC during the Interim Period	54
8.4	Conduct of Business of Holdings during the Interim Period	57
8.5	Interim Period Control	58
8.6	Preparation and Delivery of Additional Company Financial Statements	58
8.7	SPAC Public Filings	59
8.8	Stock Exchange Listing	59
8.9	Exclusivity	59
8.10	No Trading	60
8.11	Notification of Certain Matters	60
8.12	Regulatory Approvals	60
8.13	Further Assurances	62
8.14	Tax Matters	63
8.15	The Registration Statement; Special Shareholder Meeting	64
8.16	Public Announcements	66
8.17	Confidential Information	67
8.18	Post-Closing Board of Directors and Officers of Holdings	68
8.19	Indemnification of Directors and Officers; Tail Insurance	68
8.20	SPAC Expenses; Trust Account Proceeds	69
8.21	New Registration Rights Agreement	70
8.22	Lock-Up Agreements	70
8.23	Holdings Equity Incentive Plan	70

8.24	SPAC Extension	70
8.25	Litigation	71
8.26	Warrant Assumption Agreement	71
8.27	Termination of SPAC Agreements	71
8.28	PIPE Investment	71
ARTICLE IX SURVIVAL		72
9.1	Survival	72
ARTICLE X CONDITIONS TO OBLIGATIONS OF THE PARTIES		72
10.1	Conditions to Each Party’s Obligations	72
10.2	Conditions to Obligations of the Company, the Company Shareholders, Holdings
	and Merger Sub	73
10.3	Conditions to Obligations of SPAC	74
10.4	Frustration of Conditions	76
ARTICLE XI TERMINATION AND EXPENSES		76
11.1	Termination	76
11.2	Effect of Termination	77
11.3	Fees and Expenses	78
ARTICLE XII WAIVERS AND RELEASES		79
12.1	Waiver of Claims Against Trust	79
12.1	Mutual Releases	79
ARTICLE XIII MISCELLANEOUS		80
13.1	Notices	80
13.2	Binding Effect; Assignment	82
13.3	Third Parties	82
13.4	Governing Law; Jurisdiction	82
13.5	Waiver of Jury Trial	83
13.6	Specific Performance	83
13.7	Severability	83
13.8	Amendment	83
13.9	Waiver	83
13.10	Entire Agreement	84
13.11	Interpretation	84
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13.12	Counterparts	86
13.13	No Recourse	86
13.14	Legal Representation	87
13.15	Scope of the Company Shareholders’ Obligations	88
ARTICLE XIV DEFINITIONS		88
14.1	Certain Definitions	88
14.2	Section References	2

SCHEDULE

Schedule 1 – Company Shareholders

EXHIBITS

Exhibit A – Sponsor Support Agreement

Exhibit B – Form of Certificate of Merger

Exhibit C – Form of New Registration Rights Agreement

Exhibit D-1 – Form of Lock-Up Agreement (Company Shareholders)

Exhibit D-2 – Form of Lock-Up Agreement (Sponsor)

Exhibit E – Form of Warrant Assumption Agreement

Exhibit F – Form of A&R Holdings Charter and Bylaws

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 19, 2023, by and among Home Plate Acquisition Corporation, a Delaware corporation (“SPAC”), Home Plate Sponsor LLC, a Delaware limited liability company, solely for purposes of Section 8.24 (“Sponsor”), Heidmar Marine Inc., a company organized and existing under the laws of Marshall Islands (“Holdings”), HP Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), Heidmar Inc., a company organized and existing under the laws of Marshall Islands (the “Company”), and those shareholders of the Company set forth on the signature pages hereto as a “Company Shareholder” to this Agreement (collectively, the “Company Shareholders“). SPAC, Holdings, Merger Sub, the Company and the Company Shareholders are sometimes referred to herein individually as a “Party“ and, collectively, as the “Parties“.

RECITALS

WHEREAS, Holdings is a newly incorporated company organized and existing under the laws of Marshall Islands, formed for the purpose of participating in the Transactions (as defined below);

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, formed by Holdings for the purpose of participating in the Transactions, that is a wholly owned direct subsidiary of Holdings;

WHEREAS, SPAC is a Delaware corporation structured as a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, as of the date of this Agreement, Rhea Marine Ltd. and Maistros Shipinvest Corp., as the sole Company Shareholders, collectively own an aggregate of 95,808 Company Shares, representing approximately 100% of the Company Shares;

WHEREAS, promptly following the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) will enter into subscription agreements (the “Subscription Agreements”) with SPAC pursuant to which the PIPE Investors will commit to purchase newly issued Holdings Common Shares at a purchase price of $10.00 per share in a private placement or placements to be consummated immediately following the consummation of the Closing (the “PIPE Investment”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Merger Sub will merge with and into SPAC (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving entity and a wholly owned direct subsidiary of Holdings and (ii) each issued and outstanding SPAC Share immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration, and (b) immediately after the Merger Effective Time, the Company Shareholders will transfer all of the outstanding Company Shares to Holdings the consideration for which will be (x) the issuance of new Holdings Common Shares by Holdings and (y) the issuance of the Earnout Shares by Holdings subject to the terms of and in accordance with Section 2.4 (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Sponsor, among others, have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) Sponsor agreed to waive its anti-dilution rights in the SPAC Charter with respect to the SPAC Class B Common Stock, (b) Sponsor agrees to vote its interests in favor of the Transactions, and (c) Sponsor agreed (i) to subject 365,000 Holdings Common Shares to be received in connection with the Transactions with respect to its SPAC Shares to an earn-out subject to release only if certain share price and/or Company performance targets are achieved after the Closing Date (the “SPAC Earnout Shares”) and (ii) to forfeit 1,212,500 Holdings Common Shares and, subject to certain conditions, to forfeit a certain number of Holdings Warrants to be received in connection with the Transactions with respect to its SPAC Private Warrants, which forfeited Holdings Common Shares and Holdings Warrants will be issued to the Company Shareholders, in each case, upon the terms and conditions set forth in Section 2.9 of this Agreement and Section 1.9 of the Sponsor Support Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of the Company, (b) approved this Agreement, the Ancillary Documents to which the Company is party, and the Transactions and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is party and the Transactions by the Company Shareholders;

WHEREAS, the Company Shareholders have approved this Agreement, the Ancillary Documents to which the Company is party, and the Transactions;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of SPAC and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which SPAC is party, the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger by the holders of the SPAC Shares (the “SPAC Shareholders”);

WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has (a) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of Holdings, (b) approved this Agreement, the Ancillary Documents to which it is party and the Transactions, and (c) resolved to recommend that the shareholder of Holdings approves this Agreement, the Ancillary Documents to which Holdings is party and the Transactions;

WHEREAS, the shareholder of Holdings has approved this Agreement, the Ancillary Documents to which Holdings is party and the Transactions;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of Merger Sub and Holdings (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declaring its and their advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions by Holdings (as the sole shareholder of Merger Sub);

WHEREAS Holdings has approved and adopted a written resolution approving, in its capacity as the sole shareholder of Merger Sub, this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions; and

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGER

1.1         Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the certificate of merger to be filed relating to the Merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law, SPAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC with SPAC being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving company and a wholly owned direct subsidiary of Holdings. SPAC, as the surviving company after the Merger, is hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”.

1.2         Merger Effective Time. SPAC, Merger Sub and Holdings shall cause the Merger to be consummated by filing the executed Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware General Corporation Law. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and Merger Sub (with the prior written consent of the Company) in writing and specified in the Certificate of Merger (the “Merger Effective Time”).

1.3         Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

1.4         Organizational Documents. The certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company (except that references to the name “HP Merger Subsidiary Corp.” shall be changed to “Home Plate Acquisition Corporation”) following the Merger Effective Time until thereafter amended in accordance with such articles of incorporation and bylaws and applicable Law.

1.5         Directors and Officers of Surviving Company. At the Merger Effective Time, the directors and officers of the Surviving Company shall be the persons designated by the Company, which designation shall be delivered to SPAC in writing at least three (3) Business Days before the Closing Date, each to hold office in accordance with the Organizational Documents of the Surviving Company until their resignation or removal in accordance with the Organizational Documents of the Surviving Company or until their respective successors are duly elected or appointed and qualified. At the Merger Effective Time, the board of directors and officers of SPAC shall automatically cease to hold office.

1.6         Effect of Merger on SPAC Securities and Merger Sub Shares.

(a)           SPAC Unit Separation. Immediately prior to the Merger Effective Time, each SPAC Public Unit that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half of a SPAC Redeemable Warrant in accordance with the terms of the applicable SPAC Public Unit (the “Unit Separation”); provided that if a holder of SPAC Public Units would be entitled to receive a fraction of a SPAC Redeemable Warrant upon the Unit Separation, the number of SPAC Redeemable Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Redeemable Warrants without cash settlement for such rounded fraction. The detached SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.6.

(b)          SPAC Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC or Holdings, after giving effect to the Unit Separation referred to in Section 1.6(a), each SPAC Share that is issued and outstanding immediately prior to the Merger Effective Time (other than any Excluded Shares and Redeeming SPAC Shares) shall thereupon be converted into, and the holder of such SPAC Share shall be entitled to receive, the Per Share Merger Consideration. All of the SPAC Shares converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.6(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such SPAC Shares shall have been converted in the Merger.

(c)           SPAC Warrants. At the Merger Effective Time, each SPAC Warrant (whether or not a whole warrant) that is outstanding immediately prior to the Merger Effective Time (but after giving effect to the Unit Separation referred to in Section 1.6(a)) shall, pursuant to and in accordance with (i) Section 4.4 of the Warrant Agreement, between SPAC and Continental Stock Transfer & Trust Company dated September 29, 2021 (as amended by the Warrant Assumption Agreement) and (ii) the Warrant Assumption Agreement, automatically and irrevocably be modified to provide that such SPAC Warrant shall no longer entitle the holder thereof to purchase the amount of SPAC Shares set forth therein and in substitution thereof such SPAC Warrant shall entitle the holder thereof to acquire such equal number of Holdings Common Shares per such SPAC Warrant.

(d)          Excluded Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the SPAC Shareholders, each Excluded Share that is issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(e)           Redeeming SPAC Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, the SPAC Shareholders or Holdings, each Redeeming SPAC Share that is issued and outstanding immediately prior to the Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the SPAC Charter. Notwithstanding the foregoing, once the holder of a share of SPAC Class A Common Stock has validly exercised its Redemption Right with respect to such security, such holder’s rights with respect to such security shall be limited to the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Charter.

(f)           Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, the SPAC Shareholders or Holdings, each Merger Sub Share that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

(g)          No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Holdings, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7         Satisfaction of Rights. All securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Holdings Securities so issued in exchange.

1.8         Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates representing SPAC Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, Holdings shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities, as may be required pursuant to Section 1.6.

1.9         Stock Transfer Books. At the Merger Effective Time, the register of members of SPAC shall be closed, and there shall be no further registration of transfers of SPAC Securities thereafter on the records of SPAC.

1.10       Appointment of Transfer Agent. Prior to the Closing, Holdings shall appoint a transfer agent acceptable to the Company (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging SPAC Securities for Holdings Securities and (b) issuing Exchange Shares. The Transfer Agent shall (i) exchange SPAC Securities for Holdings Securities, (ii) issue Exchange Shares, and (iii) take or cause to be taken such actions as are necessary to update Holdings’ register of members to reflect the actions contemplated by clauses (i) and (ii) of this sentence, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Certificate of Merger, the Delaware General Corporation Law and customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company.

1.11       Exchange of Book-Entry Shares.

(a)           Exchange Procedures. At the Merger Effective Time, Holdings shall issue all Holdings Common Shares to be issued as the Per Share Merger Consideration. As soon as practicable after the Merger Effective Time (and in no event later than five (5) Business Days after the Merger Effective Time), Holdings shall cause the Transfer Agent to mail to each holder of record of SPAC Shares which were converted pursuant to Section 1.6(b) into the Per Share Merger Consideration instructions for use in effecting the surrender of the SPAC Shares in exchange for the Per Share Merger Consideration in a form acceptable to the Company. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of a SPAC Share which was converted pursuant to Section 1.6(b) into the Per Share Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Per Share Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each SPAC Share surrendered. The Holdings Common Shares to be delivered as the Per Share Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical Holdings Common Share is required by applicable Law, in which case Holdings and the Company shall jointly cause the Transfer Agent to promptly send certificates representing such Holdings Common Shares to such holder. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered SPAC Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of SPAC Share surrendered or shall have established to the reasonable satisfaction of Holdings and the Company that such Tax either has been paid or is not applicable.

(b)          Distributions with Respect to Unexchanged Holdings Common Shares. All Holdings Common Shares to be issued as the Per Share Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole Holdings Common Shares issued in exchange for SPAC Shares pursuant to Section 1.6(b) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole Holdings Common Shares.

(c)           Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares or Company Shares occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(d)          Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, Holdings shall be entitled to require the Transfer Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Transfer Agent and which have not been disbursed in accordance with this Article I, and thereafter persons entitled to receive payment pursuant to this Article I shall be entitled to look only to Holdings (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the delivery of any Per Share Merger Consideration and payment of any dividends or other distributions to which such holder is entitled pursuant to Section 1.6(b), in each case without interest (subject to any applicable withholding Tax), that may be deliverable or payable upon surrender of any SPAC Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon.

1.12       Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors of SPAC and Holdings are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13       Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, it is intended that (a) taken together, the PIPE Investment, the Share Acquisition, and the Merger will qualify as an exchange under Section 351 of the Code and (b) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of SPAC (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdings following the transaction that does not enter into a five-year gain recognition agreement (“GRA”) pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a) and (b), together, the “Intended Tax Treatment”). To the extent permitted under applicable Law, (i) the Parties intend that the Merger also qualify as a “reorganization” under Section 368(a) of the Code and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

Article II
SHARE ACQUISITION

2.1         Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the Organizational Documents of the Company, the Company Shareholders shall sell, assign and transfer to Holdings, and Holdings shall purchase, acquire, assume and accept from the Company Shareholders, all of the legal and beneficial title to the Company Shares with full title guarantee, free from all Liens (other than Liens arising as a result of transfer restrictions under applicable securities Laws and the relevant Organizational Documents) and together with all rights attaching to the Company Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing). Following the Share Acquisition Closing, the Company will be a wholly owned subsidiary of Holdings.

2.2         Consideration.

(a)         Subject to and upon the terms and conditions of this Agreement, the aggregate consideration owed to each Company Shareholder in exchange for such Company Shareholder’s Company Shares shall be the issuance of the Closing Number of Shares at the Share Acquisition Closing and the issuance of the Earnout Shares, subject to and determined in accordance with, Section 2.4, in each case as set out next to the name of the relevant Company Shareholder in the corresponding column of Schedule 1 to this Agreement (in respect of each Company Shareholder, its “Company Shareholder Consideration”).

(b)        Holdings shall issue to each Company Shareholder (i) the Closing Number of Shares at the Share Acquisition Closing determined in accordance with Section 2.2(a) and (ii)  the Earnout Shares, subject to and determined in accordance with, Section 2.4.

2.3         Transfer of Company Shares and Other Undertakings.

(a)         At or prior to the Closing, each Company Shareholder shall deliver or procure the delivery to Holdings of:

(i)           a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares (the “STFs”);

(ii)          share certificates representing its Company Shares (“Company Certificate”), if its Company Shares are certificated. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Holdings, the relevant Company Shareholder may instead deliver to Holdings an indemnity for lost certificate in form and substance reasonably acceptable to Holdings;

(iii)         a copy of any power of attorney in form and substance reasonably acceptable to Holdings under which any document to be executed by any Company Shareholder under this Agreement has been executed;

(iv)        a duly executed counterpart to the Lock-Up Agreement;

(v)          a duly executed counterpart to the New Registration Rights Agreement; and

(vi)        a duly executed certificate in accordance with Section 10.3(c).

(b)        At the Share Acquisition Closing, the Company shall deliver or procure the delivery to Holdings of a copy of the executed and undated resolution of the board of directors of the Company (i) approving the form of the STFs and the transfer of the Company Shares from the Company Shareholders to Holdings and (ii) instructing the Transfer Agent to update the Company’s register of members such that Holdings is entered in the register of members as the sole holder of all of the Company Shares.

2.4         Earnout Shares.

(a)         In consideration for the Company Shareholders’ sale, assignment and transfer of the Company Shares pursuant to the Share Acquisition (and in addition to the issuance of the Closing Number of Shares pursuant to Section 2.2), as promptly as reasonably practicable (but in any event, within five (5) Business Days) after the occurrence of a Triggering Event, Holdings shall issue to the Eligible Company Equityholders with respect to such Triggering Event the following number of Holdings Common Shares, upon the terms and subject to the conditions set forth in this Agreement:

(i)          upon the occurrence of Share Price Triggering Event I, a one-time issuance of one-quarter of the Earnout Shares;

(ii)         upon the occurrence of Share Price Triggering Event II, a one-time issuance of one-quarter of the Earnout Shares;

(iii)        upon the occurrence of Performance Triggering Event I, a one-time issuance of one-quarter of the Earnout Shares; and

(iv)        upon the occurrence of Performance Triggering Event II, a one-time issuance of one-quarter of the Earnout Shares;

The Earnout Shares, if issued in accordance with this Section 2.4, shall be allocated among the Eligible Company Equityholders as set forth in the corresponding column of Schedule 1 to this Agreement.

(b)        For the avoidance of doubt, the Eligible Company Equityholders with respect to a Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the sum of the Earnout Shares exceed the total number contemplated in the definition of “Earnout Shares”.

(c)         If, following the Closing Date and prior to December 31, 2023, there is a Change of Control, then, immediately prior to such Change of Control, Holdings shall issue to the Eligible Company Equityholders, in the aggregate, that number of Holdings Common Shares which represents one-half of the Earnout Shares, together with any Earnout Shares issuable pursuant to Section 2.4(e) below.

(d)        If, following December 31, 2023 and prior to December 31, 2024, there is a Change of Control, then, immediately prior to such Change of Control, Holdings shall issue to the Eligible Company Equityholders, in the aggregate that number of Holdings Common Shares which represents one-quarter of the Earnout Shares, together with any Earnout Shares issuable pursuant to Section 2.4(e) below.

(e)         If, during the Share Price Earnout Period, there is a Change of Control (or a definitive Contract providing for a Change of Control is entered into during the Share Price Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Share Price Earnout Period) pursuant to which Holdings or its shareholders shall receive consideration implying a value per Holdings Common Share (as determined in good faith by the Holdings Board) of:

(i)           less than $12.50, then no Earnout Shares shall be issuable under this Section 2.4(e);

(ii)          greater than or equal to $12.50 but less than $14.00, then, immediately prior to such Change of Control, Holdings shall issue to the Eligible Company Equityholders, in the aggregate, that number of Holdings Common Shares which represents one-quarter of the Earnout Shares (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.4(a)(i)), together with any Earnout Shares issuable pursuant to Sections 2.4(c) and Section 2.4(d) above; or

(iii)        greater than or equal to $14.00, then, immediately prior to such Change of Control, Holdings shall issue to the Eligible Company Equityholders, in the aggregate, that number of Holdings Common Shares which represents one-half of the Earnout Shares (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.4(a)(i) or (ii)), together with any Earnout Shares issuable pursuant to Sections 2.4(c) and Section 2.4(d) above.

(f)         The Holdings Common Share price targets set forth in the definitions of Share Price Triggering Event I, Share Price Triggering Event II, and in clauses (i), (ii) and (iii) of Section 2.4(e), and the number of Holdings Common Shares described in Section 2.4(a), 2.4(c) and 2.4(d) and clauses (i), (ii) and (iii) of Section 2.4(e), shall be equitably adjusted for stock splits, share divisions, reverse stock splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Holdings Common Shares occurring after the Closing and prior to the Change of Control.

(g)          At all times during the Share Price Earnout Period, Holdings shall maintain all necessary authorizations to satisfy in full its issuance obligations set forth in this Section 2.4 and shall take all actions reasonably required (including by convening any shareholder meeting and soliciting any required consents or approvals from shareholders). In no event will any issuance of Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent issuance of Earnout Shares take any steps that would render such rights readily marketable.

(h)          Holdings shall take such actions as are reasonably requested by the Eligible Company Equityholders to evidence the issuances pursuant to this Section 2.4, including through the provision of an updated register of members showing such issuances (as certified by a director or officer of Holdings responsible for maintaining such register of members or the applicable registrar or the Transfer Agent).

(i)            During the Share Price Earnout Period, Holdings shall use commercially reasonable efforts for Holdings to remain listed as a public company on, and for the Holdings Common Shares (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the Holdings Common Shares are then listed; provided, however, that subject to Sections 2.4(c), 2.4(d) and 2.4(e), the foregoing shall not limit Holdings from consummating a Change of Control or entering into a Contract that contemplates a Change of Control.

(j)            This Section 2.4 shall terminate and no further Earnout Shares shall be issuable hereunder upon the consummation of a Change of Control.

2.5         Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Holdings Common Share or Earnout Share will be issued, in any form, by virtue of this Agreement, the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Holdings Common Share or Earnout Share (after aggregating all fractional Holdings Common Shares or Earnout Shares, as applicable, that would otherwise be received by such Person) shall instead have the number of Holdings Common Shares or Earnout Shares, respectively, issued to such Person rounded up or down to the nearest whole Holdings Common Share or Earnout Share, respectively. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

2.6         Company Shareholder Consent. Each Company Shareholder hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, the Shareholders’ Agreement, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organizational Documents, the Shareholders’ Agreement or otherwise as may affect the Transactions (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of any other Person pursuant to the Company’s Organizational Documents to the extent they relate to the Transactions.

2.7         Termination of Certain Agreements. Without limiting the provisions of Section 2.6, the Company and the Company Shareholders hereby agree that, effective at the Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares (including the Shareholders’ Agreement) shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the Transactions, and any failure of such parties to comply with the terms thereof in connection with the Transactions.

2.8         Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.

2.9         Sponsor Offset Issuance to Company Shareholders. Each Company Shareholder’s Closing Number of Shares issued at the Closing shall be increased by a number of Sponsor Offset Shares, and each Company Shareholder shall receive at the Closing a number of Sponsor Offset Warrants (if any), in each case, determined pro rata in accordance with such Company Shareholder’s Closing Number of Shares as set forth in Schedule 1 hereto as in effect immediately prior to the Closing.

2.10       Withholding. SPAC, Holdings, the Company, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
MERGER CLOSING; SHARE ACQUISITION CLOSING

3.1         Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the “Merger Closing”) shall occur on the third Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from, such conditions), or at such other date as SPAC, Holdings and the Company may agree in writing. The closing of the Share Acquisition (the “Share Acquisition Closing”) shall occur immediately following the Merger Closing. The closing of the Transactions (including the Merger Closing and the Share Acquisition Closing) shall be referred to herein as the “Closing”. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place virtually or at such place as SPAC, Holdings and the Company may agree in writing, and at such times on the Closing Date as SPAC, Holdings and the Company agree in writing.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2 or Section 4.5), SPAC represents and warrants to the Company, Holdings and the Company Shareholders, as of the date hereof, and as of the Closing, as follows:

4.1         Organization and Standing. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

4.2         Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the SPAC Board and (b) other than the Required Shareholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of SPAC), other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The SPAC Board, at a duly called and held meeting or in writing as permitted by SPAC’s Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions, including the Merger, are advisable, fair to and in the best interests of SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party, (iii) recommended that SPAC Shareholders vote in favor of the approval of this Agreement, the Ancillary Documents to which it is party, the Merger, and the other Shareholder Approval Matters (the “SPAC Recommendation”) and (iv) directed that this Agreement, the Ancillary Documents to which it is party and the Shareholder Approval Matters be submitted to SPAC Shareholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3         Governmental Approvals. No Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions, other than (a) any filings required with NASDAQ or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4         Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.5         Capitalization.

(a)           As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth hereto in Section 4.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding preference shares of SPAC. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Delaware General Corporation Law, the SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b)          There are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities (including SPAC Securities) having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC (including SPAC Securities), (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, shares or securities convertible into or exchangeable for any securities (including SPAC Securities), or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities (including SPAC Securities). Other than with respect to the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC (including SPAC Securities) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any securities of SPAC (including SPAC Securities).

(c)           All Indebtedness of the type referred to in clauses (a)-(c) of the definition thereof of SPAC as of the date of this Agreement is disclosed in Section 4.5(c) of the SPAC Disclosure Schedules.

(d)          Since the date of formation of SPAC and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its securities (including SPAC Securities) and has not repurchased, redeemed or otherwise acquired any of its securities (including SPAC Securities), and the SPAC Board has not authorized any of the foregoing.

4.6         SEC Filings; SPAC Financials; Internal Controls.

(a)           SPAC has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company or made available copies in the form filed with the SEC of all of the following: (i) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of SPAC, (ii) SPAC’s annual reports on Form 10-K for each fiscal year since the IPO to disclose its annual financial results in each of the fiscal years of SPAC and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          (i) the SPAC Shares, the SPAC Redeemable Warrants and the SPAC Public Units are listed on NASDAQ, in the ticker of HPLT, HPLTW and HPLTU, respectively, (ii) SPAC has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on NASDAQ, and (iv) such SPAC Securities are in compliance with all of the applicable listing and corporate governance rules and regulations of NASDAQ.

(c)           The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d)          Except as and to the extent reflected or reserved against in the balance sheet of SPAC dated December 31, 2022 included in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements of any Person other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e)           Neither SPAC nor SPAC’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, (iii) fraud that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC or (iv) any written claim or allegation regarding any of the foregoing.

(f)           Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC, including during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)          There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(h)          To the Knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7         Absence of Certain Changes. From the date of SPAC’s formation to the date of this Agreement, (a) SPAC has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) there has not been a Material Adverse Effect with respect to SPAC.

4.8         Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) SPAC is and since the date of formation of SPAC has been, in compliance with, and not in conflict, default or violation of, any applicable Laws and (b) SPAC has not received, since the date of formation of SPAC, any written or, to the Knowledge of SPAC, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.

4.9         Actions; Orders; Permits. SPAC (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with SPAC), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “SPAC Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) all of the SPAC Permits are in full force and effect, and no suspension or cancellation of any of the SPAC Permits is pending or, to SPAC’s Knowledge, threatened, (b) SPAC is not in violation in any material respect of the terms of any SPAC Permit and (c) since the date of formation of SPAC, SPAC has not received any written, or to the Knowledge of SPAC, oral notice of any Actions relating to the revocation or modification of any SPAC Permit.

4.10        Taxes and Returns.

(a)           SPAC has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. SPAC has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves in the SPAC Financials have been established in accordance with GAAP.

(b)          SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c)           There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against SPAC, in respect of any Tax, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC.

(d)          There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e)           SPAC has not had a permanent establishment, branch or representative office in any country other than the country of its organization.

(f)           SPAC has not in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)          SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(h)          SPAC has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(i)            SPAC is not treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(j)            SPAC has not taken, and has not agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. SPAC is not aware of any plan or intention to cause Holdings or SPAC to be liquidated (for U.S. federal income tax purposes) following the Merger. To the knowledge of SPAC, no SPAC Shareholder, Company Shareholder or PIPE Investor has entered into, or has any current plan or intention to enter into, any Contract to dispose of any Holdings Common Shares received in the Transactions (including for the avoidance of doubt, the PIPE Investment).

4.11        Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment, vesting or funding of any such payment or benefit.

4.12        Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any real property or Personal Property.

4.13        Material Contracts.

(a)           Other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by SPAC on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in any business or from competing with any other Person or (iv) is a “material contract” (as such term is defined in Regulation S-K of the Securities Act) (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)          With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’-length and in the ordinary course of business, (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract, and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14       Transactions with Affiliates. Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and any present or former director, officer, employee, manager, direct equityholder or Affiliate of SPAC, or any immediate family member of any of the foregoing.

4.15        Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16       Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Holdings, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Sponsor or any of their respective Affiliates.

4.17       Certain Business Practices.

(a)           For the past five years, SPAC has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. SPAC is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of SPAC, suspected, violation of any applicable anti-corruption Law.

(b)          For the past five years, the operations of SPAC have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c)           None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (each a “Sanctioned Country”), or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a Person identified in (i) or (ii); and SPAC has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently the target of, or otherwise in violation of, applicable Sanctions in the last five fiscal years. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has, in the last five fiscal years, engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions. No Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

4.18        Private Placements. Other than the Subscription Agreements, there are no agreements, side letters, arrangements or other Contracts between SPAC, Sponsor or any of their respective Affiliates, on the one hand, and any PIPE Investor, on the other hand, or, to the Knowledge of SPAC, any of their respective Affiliates that would affect the obligation of such PIPE Investor to contribute to Holdings the applicable portion of the PIPE Investment set forth in the Subscription Agreement of such PIPE Investor. No fees, consideration (other than Holdings Common Shares issued in connection with the PIPE Investment) or other discounts are payable or have been agreed by SPAC, Sponsor or any of their respective Affiliates to any PIPE Investor or, to the Knowledge of the SPAC, any of their respective Affiliates in respect of its portion of the PIPE Investment.

4.19        Insurance. Section 4.19 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

4.20        Information Supplied. None of the information supplied or to be supplied by SPAC or Sponsor or their respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.21       Trust Account. As of the date hereof, SPAC had an amount of assets in the Trust Account of not less than $201 million. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, the Trustee. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 4.21 of the SPAC Disclosure Schedules or Taxes, (b) SPAC Shareholders prior to the Merger Effective Time who shall have elected to redeem their SPAC Shares pursuant to the SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Shares pursuant to the SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Merger Effective Time. SPAC has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person that was, or is, entitled to any underwriting commission (including deferred underwriting commission) in respect of the IPO, including any amendments or other modifications thereto.

4.22        SPAC Acknowledgment. SPAC acknowledges and agrees that the representations and warranties expressly set forth in (i) Articles V, VI and VII and (ii) the certificate delivered pursuant to Section 10.3(c) constitute the sole and exclusive representations and warranties of Holdings, the Company and the Company Shareholders, respectively, to SPAC in connection with or relating to Holdings, the Target Companies and the Company Shareholders, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of any of Holdings, the Target Companies or the Company Shareholders. Except for the representations and warranties expressly set forth in Articles V, VI and VII or the certificate delivered pursuant to Section 10.3(c), SPAC (A) acknowledges that it is transacting with Holdings and the Company on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including Holdings, the Target Companies, any Company Shareholders or any Affiliate or Representative of the Company) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Holdings, the Target Companies, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding the Holdings or the Target Companies furnished to SPAC or any of its Representatives in any “data rooms”, “virtual data rooms”, management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Articles V, VI and VII or in the certificate delivered pursuant to Section 10.3(c).

Article V
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings represents and warrants to SPAC, the Company and the Company Shareholders, as of the date hereof and as of the Closing, as follows:

5.1         Organization and Standing. Subject to filing the A&R Holdings Charter, Holdings is a company duly incorporated, validly existing and in good standing under the Laws of the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings has made available to SPAC and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Holdings is not in violation of any provision of its Organizational Documents in any material respect.

5.2         Authorization; Binding Agreement. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and shareholder of Holdings and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the A&R Holdings Charter), on the part of Holdings are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Holdings is a party has been or shall be when delivered, duly and validly executed and delivered by Holdings and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to the Enforceability Exceptions.

5.3         Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Holdings is required to be obtained or made in connection with the execution, delivery or performance by Holdings of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdings of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, (b) any filings required with NASDAQ or the SEC with respect to the Transactions, (c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings.

5.4         Non-Contravention. The execution and delivery by Holdings of this Agreement and each Ancillary Document to which it is a party, the consummation by Holdings of the Transactions, and compliance by Holdings with any of the provisions hereof and thereof, will not (a) subject to the filing of the A&R Holdings Charter conflict with or violate any provision of Holdings’ Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to Holdings or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Holdings under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Holdings under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Holdings, except for any deviations from any of the foregoing clauses (b) or (c), individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on Holdings.

5.5         Capitalization. As of the date hereof and as of immediately prior to the Closing, Holdings is authorized to issue a further maximum of 100 Holdings Common Shares and no preference shares. As of the date hereof, Holdings has 100 Holdings Common Shares issued and outstanding, which are owned by the Company. Prior to giving effect to the Transactions, Holdings does not have any Subsidiaries or own any equity interests in any other Person other than Merger Sub.

5.6         Holdings Activities. Since its formation, Holdings (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions and other de minimis assets or Liabilities, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.7         Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Holdings, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Holdings.

5.8         Investment Company Act. Holdings is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9         Taxes. To the knowledge of Holdings, there is no plan or intention to cause the Company or SPAC to be liquidated (for federal income Tax purposes) following the Transactions.

5.10       Information Supplied. None of the information supplied or to be supplied by Holdings expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Holdings does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Company hereby represents and warrants to SPAC and as of the Closing, as follows:

6.1         Organization and Standing.

(a)           The Company is a company duly incorporated, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)          Each Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)           The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2         Authorization; Binding Agreement. The Company and each Target Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s or such Target Company’s obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company or a Target Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors and shareholders of the Company or such Target Company (as applicable) in accordance with the Company’s or such Target Company’s Organizational Documents and any applicable Law and (b) no other corporate proceedings on the part of the Company or such Target Company is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company or any Target Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company or such Target Company, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company and such Target Companies in accordance with its terms, subject to the Enforceability Exceptions.

6.3         Capitalization.

(a)           The issued share capital of the Company consists of 95,808 Company Shares and there are no other issued or outstanding equity interests of the Company. The Company Shareholders are the legal and beneficial owners of all of the issued Company Shares with each Company Shareholder owning the Company Shares set forth opposite the name of such Company Shareholder in the corresponding column of Schedule 1 to this Agreement, all of which Company Shares are owned by the Company Shareholders.

(b)          All of the issued Company Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Business Corporations Act of the Republic of the Marshall Islands, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(c)           No Target Company currently has any stock option or other equity incentive plans. There are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.7 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Shares. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in material compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

6.4         Company Subsidiaries. Section 6.4 of the Company Disclosure Schedules sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary (a) its jurisdiction of organization and (b) the percentage of ownership by the Company with respect to each Company Subsidiary. The foregoing represents all of the issued and outstanding equity interests of the Target Companies as of the date of this Agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws). There are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed on Section 6.4 of the Company Disclosure Schedules: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

6.5         Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this Agreement or any Ancillary Documents to which the Company or any Target Company is or required to be a party or otherwise bound, or the consummation by the Company or the Target Companies of the Transactions other than (a) any filings required with NASDAQ or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) applicable requirements or any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

6.6         Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

6.7         Financial Statements.

(a)           The Company has made available to SPAC true, correct and complete copies of (i) the audited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Target Companies as of and for the years ended December 31, 2019, December 31, 2020 and December 31, 2021, and shall, pursuant to Section 8.6, make available to SPAC true, correct and complete copies of the audited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Target Companies as of and for the year ended December 31, 2022 (the “Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Target Companies as of and for the year ended December 31, 2022 (the “Company Unaudited Financial Statements” and together with the Company Audited Financial Statements, the “Company Financial Statements”).

(b)          The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the Target Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the footnote disclosures thereto, and except that the Company Unaudited Financial Statements do not include footnotes or normal year-end adjustments, none of which would be material), (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the Target Companies, (iv) with respect to the PCAOB Audited Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (v) when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.16, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

(c)           The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(d)          There are no outstanding loans or other extensions of credit made by the Target Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target Companies.

(e)           Except as set forth in Section 6.7(e) of the Company Disclosure Schedules, as of the date hereof, the Target Companies do not have any Indebtedness of the type referred to in clauses (a)-(e) of the definition thereof.

(f)           Except for those that will be reflected or reserved on or provided for in the balance sheets of the Company contained in the Company Financial Statements, no Target Company has any Liabilities of a nature required to be disclosed on a balance sheet in accordance with GAAP, except for (i) those that were incurred after December 31, 2022 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

6.8         Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, Ancillary Documents and the Transactions, each Target Company, since December 31, 2022, (a) has conducted its business only in the ordinary course of business, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2(b) (without giving effect to Section 8.2(b) of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of SPAC.

6.9         Compliance with Laws. (a) each Target Company is and, since January 1, 2020 has been, in compliance in all material respects with, and not in conflict, default or violation in each case in any material respect of, any applicable Laws and (b) no Target Company has received, since January 1, 2020, any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it is or was bound.

6.10        Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole or otherwise limit the ability of any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Each material Company Permit is in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit and (c) since January 1, 2020, no Target Company has received any written, or to the Knowledge of the Company, oral notice of any Actions relating to the revocation or material modification of any Company Permit and, to the Knowledge of the Company, no circumstances exist or have existed which would be reasonably likely to result in such revocation or modification.

6.11        Litigation. Except as set forth in Section 6.11 of the Company Disclosure Schedules, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened in the past three (3) years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or otherwise limit the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

6.12        Material Contracts.

(a)         Section 6.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 6.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i)          contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

(ii)         relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii)        evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of any Target Company having an outstanding principal amount in excess of $300,000;

(iv)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person in each case with an aggregate value in excess of $300,000;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or set of related Contracts of at least $150,000 per year or $250,000 over the life of such Contracts;

(viii)      pursuant to which any Target Company has been granted from a third party any license, right, immunity or authorization to use or otherwise exploit any Intellectual Property, excluding (A) Incidental Licenses, and (B) licenses for “shrink wrap”, “click wrap”, and “off the shelf” software, and (C) licenses for uncustomized software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of less than $100,000;

(ix)        pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(x)          pursuant to which any Target Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Incidental Licenses;

(xi)         obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(xii)       each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of the Company or any Target Company who receives annual base cash salary of $500,000 or more;

(xiii)       is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xiv)      other than under its Organizational Documents, is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xv)       obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xvi)      relates to a settlement of any Action requiring payments in excess of $500,000 or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvii)     provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xviii)    is with a Material Merchant, Material Supplier or Material Vessel Owner; or

(xix)       that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)         Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract, (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract, (v) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies and (vi) no Target Company has waived any rights under any such Company Material Contract.

6.13       Intellectual Property.

(a)           Section 6.13(a) of the Company Disclosure Schedules sets forth a list of all registered, issued, and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (i) its title, (ii) its owner, (iii) the jurisdictions in which the item is issued, registered or applied-for, (iv) the issuance, registration or application numbers and dates of registration, issuance or application, and (v) for Internet domain-name registrations, the domain name, expiry date and registrar. All Company Registered IP is subsisting and, to the Knowledge of the Company, all registered or issued Company Registered IP is valid and enforceable. No Action is pending or, to the Knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

(b)          The Target Companies (i) exclusively own all material Company Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) to the Knowledge of the Company have the right to use all Intellectual Property used in the conduct of the business of the Target Companies as currently conducted. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, the consummation by any Target Company of the Transactions, and the compliance by any Target Company with any of the provisions hereof and thereof, will not result in the loss, termination or impairment of any rights of the Target Companies in any material Intellectual Property.

(c)           To the Knowledge of the Company, (i) no Target Company is currently Infringing, or has, in the past three years, Infringed any Intellectual Property of any other Person in any material respect, and (ii) no third party is Infringing any material Company Owned IP. Since January 1, 2020, no Target Company has received any written or, to the Knowledge of the Company, oral, notice or claim, asserting that any Target Company has Infringed the Intellectual Property of any other Person in any material respect.

(d)          All Contributors who have contributed to the development of material Intellectual Property for any Target Company have executed a Contributor Agreement. No Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Owned IP. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company Owned IP.

(e)           The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two years in a manner that has had a material impact on the operations of any Target Company, and (ii) are sufficient in all material respects to permit the Target Companies to conduct their business as currently conducted. The Company has taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2020, there has been no unauthorized access to the IT Systems that has resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, in each case consistent with customary practices for the industry in which the Target Companies operate.

6.14        Taxes and Returns.

(a)          Each Target Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.

(b)          Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c)          There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against any Target Company, in respect of any Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company.

(d)          There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which a Target Company does not file a Tax Return that such Target Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e)          No Target Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f)           No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company). No Target Company has any Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including any closing agreement or other agreement relating to Taxes with any Governmental Authority).

(g)         No Target Company has requested, or is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding.

(h)          No Target Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i)          Each Target Company is duly registered for Value Added Tax in all jurisdictions in which it is required to be registered and has complied in all material respects with all requirements concerning Value Added Tax.

(j)           No Target Company (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is treated as a U.S. corporation under Section 7874(b) of the Code.

(k)          No Target Company has in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)           Except as disclosed on Section 6.14(l) of the Company Disclosure Schedule, no Target Company is currently a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m)         No Target Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(n)          No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) or open transaction disposition made on or prior to the Closing Date, (ii) the use of an improper method of accounting or change in any method of accounting for any taxable period (or portion thereof) ending on prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing. No Target Company has made an election under Section 965(h) of the Code.

(o)          Each Target Company has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(p)          No Target Company has taken, or agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of each Target Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. No Target Company is aware of any plan or intention to cause Holdings or SPAC to be liquidated (for U.S. federal income tax purposes) following the Merger. To the knowledge of the Target Companies, no SPAC Shareholder, Company Shareholder or PIPE Investor has entered into, or has any current plan or intention to enter into, any Contract to dispose of any Holdings Common Shares received in the Transactions (including for the avoidance of doubt, the PIPE Investment).

6.15        Real Property. Section 6.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16        Personal Property. All items of Personal Property with a book value or fair market value of greater than $250,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use or manage, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than Permitted Liens.

6.17        Employee Matters.

(a)           (i) No Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (a “Company Collective Bargaining Agreement”) and (ii) no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(b)          The Company has no Knowledge of (i) any activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company and (ii) any pending or threatened demand by any labor union, labor organization, works council, or group of employees of any Target Company for recognition or certification as a representative of employees of any Target Company in such capacities. Since January 1, 2020, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company.

(c)           No Target Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the consummation of the Transactions.

(d)          Except as would not reasonably be expected to be material to any Target Company, each Target Company (i) is and, since January 1, 2020, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company and (ii) is not delinquent in payments to, or on behalf of, any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business. There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e)          No Target Company is party to a settlement agreement with a current or former officer of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, since January 1, 2020, no allegations of sexual harassment or other discrimination have been made against any officer of a Target Company.

(f)          To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(g)          No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(h)         Since January 1, 2020, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent.

(i)           Section 6.17(i) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any Target Company as of the date hereof, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration.

(j)           Section 6.17(j) of the Company Disclosure Schedules sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company or any Target Company and Persons employed by or providing services as independent contractors to the Company or a Target Company.

(k)          As of the date hereof, no current executive officer of the Company or a Target Company has, to the Knowledge of the Company, provided the Company or any Target Company written notice of his or her plan to terminate his or her employment with the Company or any Target Company.

6.18       Benefit Plans.

(a)          Set forth on Section 6.18(a) of the Company Disclosure Schedules is a true and complete list, as of the date hereof, of each material Benefit Plan of the Target Companies (each, a “Company Benefit Plan”). No Target Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent Liability on account of an ERISA Affiliate under or with respect to: (1) any “multiemployer plan” as defined under Section 3(37) of ERISA, (2) any plan or arrangement subject to Code Sections 412 or 4971, ERISA Section 02 or Title IV of ERISA or similar non-U.S. Laws or (3) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA Section 4063.

(b)          With respect to each material Company Benefit Plan, the Company has made available to SPAC accurate and complete copies of the current plan documents and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c)           With respect to each material Company Benefit Plan: (i) such material Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities, (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred, (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such material Company Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Target Company. All non-U.S. Company Benefit Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)          Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, and, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion or advisory letter that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each material Company Benefit Plan intended to qualify for special tax status in a jurisdiction outside of the United States are registered as such to the extent required by applicable Law and have been documented and operated in all material respects in compliance with all requirements of such special tax status.

(e)           The consummation of the Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other material benefits or compensation whether under a Company Benefit Plan or under applicable Law or otherwise; (ii) accelerate the time of payment, vesting or funding, or increase the amount of any material compensation; or benefits, or in respect of, any director, employee or independent contractor of a Target Company or (iii) cause an amount to be received by any director, employee or independent contractor of a Target Company under any Company Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Code Sections 409A or 4999.

6.19        Environmental Matters. (a) The Target Companies are and have been in compliance in all material respects with all Environmental Laws, (b) the Target Companies possess and are and have been in compliance in all material respects with all authorizations of a Governmental Authorities required under Environmental Law for the conduct of their respective operations, (c) there are no Actions pending, or to the Knowledge of the Company, threatened against the Target Companies or any of its Vessels alleging a material violation of or material liability under any Environmental Law and that are reasonably likely to result in a material amount of damages awarded against the Target Companies or the imposition of material ongoing obligations on the Target Companies, and (d) to the Knowledge of the Company, there are no currently known conditions that would reasonably be expected to result in any such material liability pursuant to any Environmental Law.

6.20        Transactions with Related Persons. Except as provided in Section 6.20 of the Company Disclosure Schedules, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2020, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document, the Shareholders’ Agreement or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company. Except as contemplated by or provided for in any Ancillary Document, the Shareholders’ Agreement or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.21        Insurance.

(a)           Section 6.21(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2020, to the Company’s Knowledge, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b)          Since January 1, 2020, no Target Company has made any insurance claim in excess of $500,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2020, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

6.22        Merchants and Suppliers.

(a)           Section 6.22(a) of the Company Disclosure Schedules sets forth a list of Contracts with the top (10) merchants (including charterers) of the Company and the Target Companies based on revenue received by the Company or any Target Company from such merchant and its customers during the calendar year 2022 (each such merchant, a “Material Merchant” and each such contract, excluding Contracts with each such customer’s franchisees, a “Material Merchant Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Merchant that such Material Merchant shall not continue as a customer of the Company or that such Material Merchant intends to terminate or adversely modify in any material respect any existing Material Merchant Agreement with the Company or the Target Companies.

(b)          Section 6.22(b) of the Company Disclosure Schedules sets forth a list of the top (10) suppliers of the Company and the Target Companies based on expenditures made by the Company and the Target Companies during the calendar year 2022 (each such supplier, a “Material Supplier” and each Contract pursuant to which the Company or a Target Company paid those amounts to the applicable Material Supplier, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or adversely modify in any material respect any existing Material Supplier Agreements with the Company or the Target Companies.

(c)           Section 6.22(c) of the Company Disclosure Schedules sets forth a list of the top (10) owners of any vessel that is committed to a tanker vessel pool managed by the Company or any Target Company (each such owner, a “Material Vessel Owner” and each Contract pursuant to which the Company or a Target Company manages the tanker vessel pool to which such vessel is entered, a “Material Pool Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Vessel Owner that such Material Vessel Owner shall not continue as a member of the relevant tanker vessel pool to the Company or that such Material Vessel Owner intends to terminate or adversely modify in any material respect any existing Material Pool Agreement with the Company or the Target Companies.

6.23        Data Protection and Cybersecurity.

(a)           For the purposes of this Section 6.23 and Section 10.3, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the GDPR.

(b)          Each Target Company (i) has implemented and maintains appropriate technical and organizational measures designed to protect Personal Data relating to the business of the Target Company against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data.

(c)           Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, since January 1, 2020, no Target Company has (i) suffered, or has discovered, any security breach of or, to the Knowledge of the Company, intrusion into any Target Company’s computer networks, the IT Systems or any other computer networks or systems containing Personal Data or a Target Company’s data, (ii) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending or, to the Knowledge of the Company, threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws.

6.24        Certain Business Practices.

(a)         Since January 1, 2018, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA or any other applicable anti-corruption or bribery Law, or (iii) made any other payment, in each case, in violation of applicable Laws. Since January 1, 2018, no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction, in each case, in violation of applicable Laws. No Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b)         Since January 1, 2018, the operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be material, individually or in the aggregate, to the Target Companies, taken as a whole.

(c)         No Target Company, nor any director, officer, or employee thereof, or, to the Company’s Knowledge, any agent, affiliate or representative of the Target Companies, is an individual or entity that is, or is owned or controlled by one or more Person(s) that are (each, a “Sanctioned Person”):

(i)          the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions“);

(ii)         the target of Sanctions or identified on the OFAC Specially Designated Nationals and Blocked Persons List or other Sanctions-related list of designated persons maintained by OFAC; or

(iii)        located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea and Syria).

(d)         No Target Company nor any director, officer, or employee thereof, or, to the Company’s Knowledge, any agent, affiliate or representative of the Target Companies is subject to debarment or any list-based designations under the applicable laws and regulations relating to the export, reexport, transfer, import of products, software or technology (“Export Control Laws”).

(e)         The Company has not, and will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available any proceeds to any Subsidiary, joint venture partner, other Sanctioned Person:

(i)          to fund or facilitate any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii)         in any other manner that will result in a violation of Sanctions by any Sanctioned Person (including any Sanctioned Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(f)          The Target Companies have not engaged in, are not now engaged in, and will not engage in, any dealings or transactions with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, except as permitted by Sanctions.

(g)         The Target Companies have (1) secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions or Export Control Laws, and has not been notified of any such pending or threatened actions. No Target Company or any of their respective directors or officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, since January 1, 2018, engaged in conduct, activity or practices that would constitute a violation of any application Sanctions or Export Control Laws.

6.25        Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.26        Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Holdings, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

6.27        Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, Holdings or any of their respective Affiliates.

6.28        Company Acknowledgment. The Company acknowledges and agrees that the representations and warranties expressly set forth in (i) Articles IV, and V and (ii) the certificate delivered pursuant to Section 10.2(c) constitute the sole and exclusive representations and warranties of SPAC and Holdings, respectively, to the Company in connection with or relating to SPAC and Holdings, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of any of SPAC or Holdings. Except for the representations and warranties expressly set forth in Articles IV, and V or the certificate delivered pursuant to Section 10.2(c), the Company (A) acknowledges that it is transacting with SPAC and Holdings on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including SPAC, Holdings or any Affiliate or Representative of SPAC) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of SPAC or Holdings, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding SPAC or Holdings furnished to the Company or any of its Representatives in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Articles IV and V or in the certificate delivered pursuant to Section 10.2(c).

Article VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby represents and warrants severally (not jointly and not jointly and severally) to SPAC, Holdings and the Company, as of the date hereof and as of the Closing, as follows:

7.1         Organization and Standing. Each Company Shareholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standard or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.

7.2         Authorization; Binding Agreement. Each Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company Shareholder’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Document to which each Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by each Company Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company Shareholders, enforceable against each Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.3         Ownership. Each Company Shareholder owns good and valid title to all of the Company Shares set forth opposite the name of such Company Shareholder in the corresponding column of Schedule 1 to this Agreement, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which any Company Shareholder is a party or by which any Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than this Agreement, the Ancillary Documents and the Shareholders’ Agreement. Upon transfer of the Company Shareholder’s Company Shares to Holdings on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares will pass to Holdings, and Holdings shall own all of issued Company Shares free from any Liens other than those arising under the Company’s Organizational Documents and applicable securities Laws.

7.4         Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by any Company Shareholders of this Agreement or any Ancillary Documents to which it is a party or the consummation by each Company Shareholder of the Transactions other than (a) any filings required with NASDAQ or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.

7.5         Non-Contravention. The execution and delivery by each Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by each Company Shareholder of the Transactions, and compliance by each Company Shareholder with any of the provisions hereof and thereof, will not, (a)  conflict with or violate any provision of the Company Shareholder’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.4 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to the relevant Company Shareholder or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the relevant Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the relevant Company Shareholder under, (viii) give rise to any obligation to obtain any third party Consent or provide notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the relevant Company Shareholder is a party or the relevant Company Shareholder or its properties or assets are otherwise bound, except in cases of clauses (b) or (c) as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.

7.6         Litigation. Since January 1, 2020, there has not been any Action pending or, to the Knowledge of the Company Shareholder, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party threatened, nor any Order is outstanding, against or involving the Company Shareholder, whether at law or in equity, before or by any Governmental Authority.

7.7         Investment Representations. Each Company Shareholder (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares in any transaction in violation of the securities laws of the United States or any other securities Law of any jurisdiction; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable other securities Law, (ii) have not been registered under the Securities Act or any other securities Law of any jurisdiction and, therefore, cannot be resold until such Exchange Shares are registered under the Securities Act and all other applicable securities Laws, unless exemptions from registration are available, and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement (if applicable); and (d) is aware that an investment in Holdings is a speculative investment and is subject to the risk of complete loss. No Company Shareholder has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares in any transaction in violation of the securities Laws of the United States or any applicable other securities Law of any jurisdiction. Each Company Shareholder acknowledges and agrees that it may dispose of the Exchange Shares only in compliance with, or pursuant to an exemption from, the Securities Act and all applicable other securities Laws, as then in effect. By reason of each Company Shareholder’s business or financial experience, or by reason of the business or financial experience of such Company Shareholder’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), the Company Shareholders are capable of evaluating the risks and merits of an investment in Holdings and of protecting their interests in connection with this investment. Each Company Shareholder (i) has carefully read and understands all materials provided by or on behalf of Holdings, SPAC, the Company or their respective Representatives to each Company Shareholder or their respective Representatives pertaining to an investment in Holdings and has consulted, as each Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder, (ii) has had the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Holdings concerning the terms and conditions of the offering of the Exchange Shares and the merits and risks of investing in the Exchange Shares, (iii) has conducted and completed its own independent due diligence with respect to the sale of the Exchange Shares, (iv) has been afforded access to information about Holdings and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (v) is able to bear the economic risk of (x) holding the Exchange Shares for an indefinite period and (y) a total loss in respect of such investment. Each Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of the Company Shareholders. Each Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions and the suitability of this Agreement and the Transactions for the Company Shareholders and their particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Holdings, SPAC, the Company or their respective Representatives. Each Company Shareholder acknowledges and agrees that, except as set forth in Article IV (including the related portions of the SPAC Disclosure Schedules), Article V and Article VI (including the related portions of the Company Disclosure Schedules), no representations or warranties have been made by Holdings, SPAC, the Company or any of their respective Representatives, and that each Company Shareholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Holdings, or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. The Company Shareholders: (A) have been represented by counsel (or have had the opportunity to consult with independent counsel and has declined to do so), (B) have carefully read and fully understand this Agreement (including all Schedules and Exhibits hereto) in its entirety and has had it fully explained to it, her or him by counsel, (C) are fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (D) are competent to execute this Agreement and have executed this Agreement free from coercion, duress or undue influence.

7.8         Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Holdings, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Company Shareholder.

7.9         Information Supplied. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K, Form 8-K or Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Company Shareholder makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, Holdings or their respective Affiliates.

Article VIII
COVENANTS

8.1         Access and Information.

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.17, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, each of the Company and Holdings shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or Holdings, as SPAC or its Representatives may reasonably request regarding the Target Companies or Holdings and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Holdings. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(b)          During the Interim Period, subject to Section 8.17, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC, as the Company or its Representatives may reasonably request regarding SPAC and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of SPAC to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(c)           All information provided pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement dated October 13, 2022 by and between SPAC and the Company (as amended from time to time, the “Confidentiality Agreement”).

8.2         Conduct of Business of the Company during the Interim Period.

(a)         Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 8.2(a) of the Company Disclosure Schedules, or as required by applicable Law, the Company shall use its commercially reasonable efforts to, and shall cause the other Target Companies to use their respective commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, preserve the possession, control and condition of their respective material assets, and preserve intact its relationships with all material customers and suppliers, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

(b)        Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2(b) of the Company Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

(i)          amend, waive or otherwise change, the Organizational Documents of any of the Company or the Target Companies;

(ii)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii)        (A) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, if the payment or setting aside of such dividend, distribution, redemption, purchase or acquisition results in the Company having, as of immediately prior to the Closing, less than (i) $10 million of Net Working Capital or (2) $5 million of cash and cash equivalents (such dividend or distribution, a “Permitted Dividend”); provided, that the Company shall not, and shall cause the other Target Companies not to, declare any Permitted Dividend unless such Permitted Dividend is paid prior to the Closing;

(iv)       other than in connection with the entering of any Contracts for the employment of vessels in the ordinary course of business, (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $1,000,000 individually or $3,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $3,000,000 in the aggregate, in each case, except for (x) any such transactions among Target Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v)        except as required pursuant to any Company Benefit Plan or Company Collective Bargaining Agreement, (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $500,000 or engage any person as an independent contractor, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $500,000 or due to death or disability other than for cause or in the ordinary course of business;

(vi)        waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii)       unless required by applicable Law, a Company Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii)      (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(ix)        (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, transfer or license any Company Owned IP to any Person, other than Incidental Licenses, or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered IP, or (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(x)          terminate, waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract if entered into prior to the date hereof, in any case outside of the ordinary course of business;

(xi)        fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

(xii)       enter into any new line of business, provided that for the purposes of this Section 8.2(b)(xii), a new line of business does not include the business of technical management of vessels;

(xiii)       fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv)      waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements, as applicable;

(xv)       acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by the Target Companies would exceed $5,000,000 in the aggregate;

(xvi)      make any capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate);

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    other than in connection with the entering of any Contracts for the employment of vessels in the ordinary course of business, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Target Companies, taken as a whole, other than (A) licensing of Intellectual Property in the ordinary course of business, (B) dispositions of obsolete or worthless equipment or assets that are no longer used or useful in the conduct of business, (c) transactions among the Target Companies and (D) the sale or provision of goods or services to customers in the ordinary course of business;

(xix)       enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

(xx)        make any change in accounting methods, principles or practices, except as required by GAAP;

(xxi)       (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on Section 4.14 of the SPAC Disclosure Schedules if entered into prior to the date hereof (in the case of clauses (A) and (B), other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxii)      authorize or agree to do any of the foregoing actions.

(c)         Without limiting Section 8.2(a) and Section 8.2(b), during the Interim Period (but excluding, for the avoidance of doubt, on the Closing), without the prior written consent of SPAC, (i) no Company Shareholder shall waive the restrictions on the transfer of Company Shares owned by the Company Shareholders set forth in the Shareholder’s Agreement and (ii) without limitation to clause (i) of this sentence, no Company Shareholder shall transfer any Company Shares without the prior written consent of SPAC.

8.3         Conduct of Business of SPAC during the Interim Period.

(a)         Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(a) of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19). Notwithstanding anything to the contrary in this Section 8.3, subject to Section 8.24, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Charter and the IPO Prospectus, or by amendment to the SPAC Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)        Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 8.5, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i)          amend, waive or otherwise change its Organizational Documents, other than for administrative or de minimis changes;

(ii)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the SPAC Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the SPAC Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii)        split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the SPAC Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO Prospectus;

(iv)       (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person (provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing funds in order to obtain the Extension or otherwise borrowing up to $100,000 from the Sponsor to finance its ordinary course administrative costs and expenses and other costs, expenses and fees incurred in connection with the consummation of the Transactions);

(v)         amend, waive or otherwise change the Trust Agreement in any manner;

(vi)        terminate, waive or assign any material right under any material agreement (including any SPAC Material Contract) to which it is a party, or enter into any Contract that would be a SPAC Material Contract if entered into prior to the date hereof;

(vii)       establish any Subsidiary or enter into any new line of business;

(viii)      fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix)        waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $300,000 (individually or in the aggregate), unless such amount has been reserved in the SPAC Financials;

(x)         acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by SPAC would exceed $50,000 in the aggregate;

(xi)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xii)       enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the SPAC Securities);

(xiii)      (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(xiv)         (A) hire any employee or (B) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC));

(xv)           enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xvi)         authorize or agree to do any of the foregoing actions.

8.4         Conduct of Business of Holdings during the Interim Period.

(a)           Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, Holdings shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

(b)         Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), Holdings shall not:

(i)          amend, waive or otherwise change, its Organizational Documents, other than for administrative or de minimis changes;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities.

(iii)        split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)       (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A), in each case, except for any such transactions with the Target Companies;

(v)         establish any Subsidiary or enter into any new line of business;

(vi)       acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii)       make any capital expenditures;

(viii)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix)         enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities; or

(x)          authorize or agree to do any of the foregoing actions.

8.5         Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SPAC, Holdings, the Company or any Target Company or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC, Holdings and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

8.6         Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of (a) the audited consolidated balance sheet of the Company and the Target Companies as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Target Companies for the year then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”) not later than April 7, 2023 (such date, as it may be extended, the “Financial Statement Delivery Date”) and (b) any other financial statements of the Company and the Target Companies required to be delivered by applicable Law in connection with the Registration Statement, as promptly as practicable; provided, that if the Company has not delivered the PCAOB Audited Financial Statements by the Financial Statement Delivery Date, the Financial Statement Delivery Date shall be extended by thirty (30) calendar days if the Company continues to use its reasonable best efforts to deliver the PCAOB Audited Financial Statements as soon as reasonably practicable.

8.7         SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Securities on NASDAQ.

8.8         Stock Exchange Listing. Each of SPAC, the Company and Holdings will use its commercially reasonable efforts to cause (a) Holdings’ initial listing application(s) with NASDAQ (or such other national securities exchange) in connection with the Transactions to have been approved including any valuation in respect of Holdings required by NASDAQ (or such other national securities exchange), (b) Holdings to satisfy all applicable initial listing requirements of NASDAQ (or such other national securities exchange) in order to trade immediately following the completion of the Transaction and (c) the Holdings Common Shares and the Holdings Warrants issuable in accordance with this Agreement (including the Holdings Common Shares to be issued in connection with the Earnout Shares) to be approved for listing on NASDAQ, subject to official notice of issuance, in each case prior to the Closing Date.

8.9         Exclusivity.

(a)          For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, the Target Companies and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company or any Target Company or (y) 15% or more of the issued and outstanding shares or other equity interests or profits of the Company or any Target Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.

(b)          During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to the Company, the Target Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)           Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.10       No Trading. The Company, Holdings and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company, Holdings and the Company Shareholders each hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11       Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.12        Regulatory Approvals.

(a)           Subject to the terms and conditions of this Agreement, each of SPAC, Holdings and the Company shall use its commercially reasonable efforts, and shall cooperate fully with such other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Permits, Consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities to satisfy the consummation of the Transactions and to fulfill the conditions to the Closing and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b)          In furtherance and not in limitation of Section 8.12(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (collectively, “Antitrust Laws”), each of SPAC, Holdings and the Company agrees, and shall cause its Subsidiaries and Affiliates, to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party’s sole cost and expense (including with respect to any filing fees), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority as soon as practicable. Each of SPAC, Holdings and the Company shall, in connection with its commercially reasonable efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other of such Parties or their respective Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep such other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit a Representative of such other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority.

(c)           If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SPAC, Holdings and the Company shall use its commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SPAC, Holdings and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d)          Prior to the Closing, each of SPAC, Holdings and the Company shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such commercially reasonable efforts. With respect to Holdings, during the Interim Period, each of SPAC, Holdings and the Company shall use its commercially reasonable efforts to cause Holdings to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

(e)           Notwithstanding the generality of the foregoing, each of SPAC, Holdings and the Company shall use its, and shall cause its Affiliates to use their, commercially reasonable efforts to consummate the transactions contemplated by the Subscription Agreements, including using its, and causing its Affiliates to use their, commercially reasonable efforts to enforce its or their rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Holdings the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. None of SPAC, Holdings or the Company, without the prior written consent of such other Parties, permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

8.13       Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.14       Tax Matters.

(a)         Tax Treatment. Each of SPAC, Holdings, Merger Sub, the Company and the Sponsor shall, and shall cause its Affiliates to, take such actions to cause the Transaction to qualify, and refrain from taking such actions that could prevent or impede the Transaction from qualifying, for the Intended Tax Treatment. SPAC, Holdings, Merger Sub, the Company and the Sponsor hereby agree to file all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law). If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that Tax opinions with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in such connection, Holdings and the Company shall deliver to Latham & Watkins LLP (“Latham”) and Seward & Kissel LLP (“S&K”), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if such Tax opinion is required by the SEC with respect to the Merger, Holdings shall request Latham to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Merger, and if such Tax opinion is required by the SEC with respect to the Share Acquisition, the Company shall request S&K to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Share Acquisition. Notwithstanding anything to the contrary in this Agreement, no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for their respective Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). The covenants contained in this Section 8.14(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b)         Tax Cooperation.

(i)          Each of the SPAC, Holdings, Merger Sub, the Company and the Sponsor shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Transactions or any audit or other Action pertaining to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any GRA, Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(ii)         Each of the SPAC, Holdings, Merger Sub, the Company and the Sponsor shall not undertake (or cause to be undertaken) any of the following for a period of two years after the Closing Date: (A) the actual or deemed liquidation of the SPAC for U.S. federal income tax purposes, (B) the conversion of the SPAC into a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3) or (C) the distribution or transfer of substantially all of the SPAC’s assets (other than pursuant to an arm’s-length loan).

(c)         Holdings 5% Shareholders. Holdings acknowledges that any direct or indirect holder of Holdings Securities who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdings following the Merger (a “Holdings 5% Shareholder”) may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any Holdings 5% Shareholder made following the Closing Date, Holdings shall (i) furnish to such Holdings 5% Shareholder such information as such Holdings 5% Shareholder reasonably requests in connection with such Holdings 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such Holdings 5% Shareholder with the information reasonably requested by such Holdings 5% Shareholder for purposes of such Holdings 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such Holdings 5% Shareholder’s GRA, in each case, at the sole cost and expense of such Holdings 5% Shareholder. Each of the Parties shall, and shall cause their affiliates to, operate in a manner so as not to cause such a triggering event.

8.15       The Registration Statement; Special Shareholder Meeting.

(a)         As promptly as practicable after the date hereof, SPAC, the Company and Holdings shall jointly prepare, and Holdings shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdings Common Shares and the Holdings Warrants to be issued under this Agreement, which Registration Statement will also contain a proxy statement of SPAC (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from SPAC Shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing SPAC Shareholders an opportunity in accordance with the SPAC Charter and the IPO Prospectus to exercise their Redemption Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at a special meeting of SPAC Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Merger and the other Transactions by SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and NASDAQ (including the adoption of the A&R Holdings Charter and Bylaws effective as of the Closing and the appointment of the board of directors of Holdings, and any other proposals as are required to implement the foregoing), (ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (iii) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or advisable in order to effect the Transactions contemplated herein (the approvals described in foregoing clauses (i) to (iii), collectively, the “Shareholder Approval Matters”) and (iv) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC in consultation with Holdings.

(b)          SPAC, acting through its board of directors (or a committee thereof), shall (i) make the SPAC Recommendation and include such SPAC Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to SPAC Shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective in accordance with SPAC’s Organizational Documents and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, SPAC may, in consultation with Holdings and in accordance with the SPAC Charter, make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, SPAC and Holdings will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and NASDAQ.

(c)           SPAC, the Company and Holdings shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption Rights. Each of SPAC, Holdings and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Holdings, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, the Company and Holdings shall amend or supplement the Registration Statement and Holdings shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents. No filing of, or amendment or supplement to the Registration Statement will be made by SPAC, Holdings or the Company without the approval of the other of such Parties (such approval not to be unreasonably withheld, conditioned or delayed).

(d)          Each of SPAC, Holdings and the Company shall, as promptly as practicable after receipt thereof, supply each other such Party or Parties with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by Holdings, the Company or SPAC without the prior consent of such other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Parties a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SPAC, the Company and Holdings, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e)           As soon as practicable (and in any event within three Business Days) following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Holdings shall distribute the Registration Statement to SPAC Shareholders in accordance with SPAC’s Organizational Documents.

(f)           SPAC shall call the Special Shareholder Meeting in accordance with the SPAC’s Organizational Documents for a date that is no later than 30 days following the effectiveness of the Registration Statement or such other date as agreed between SPAC and Company.

(g)          SPAC and Holdings shall comply with all applicable Laws, any applicable rules and regulations of NASDAQ, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption Rights.

(h)          As promptly as practicable after the effectiveness of the Registration Statement, Holdings shall prepare, and Holdings shall file with the SEC a registration statement on Form F-1 in connection with the registration for resale under the Securities Act of the Holdings Common Shares issued to the Company Shareholders party to this Agreement as of the date hereof and the Holdings Common Shares issued to the PIPE Investors pursuant to the PIPE Investment. The obligations of SPAC, the Company and Holdings set forth in Section 8.15(c) and Section 8.15(d) with respect to the Registration Statement shall apply to such resale registration statement on Form F-1, mutatis mutandis.

8.16        Public Announcements.

(a)           The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Holdings and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b)          SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Holdings shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws which SPAC shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).

8.17        Confidential Information.

(a)           The Company, Holdings and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent, and (ii) in the event that the Company, Holdings, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.17(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.17(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, Holdings and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) Holdings and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) Holdings shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret.

(b)          SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, it shall, and shall cause its Affiliates and Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent, and (ii) in the event that SPAC or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.17(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.17(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Affiliates or Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) SPAC and its Affiliates or Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) SPAC shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.18        Post-Closing Board of Directors and Officers of Holdings. With effect from the Closing, each Party shall take all necessary action within its power so that the board of directors of Holdings is initially comprised of, and the officers of Holdings shall initially be, the individuals as agreed to in writing between Company and SPAC prior to the Closing. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, the Company, Holdings and SPAC shall take all necessary action so that all of the members of the board of directors of Holdings in office prior to the Closing resign, or are otherwise validly removed, effective as of the Closing. Holdings shall ensure that a sufficient number of its designees pursuant to Section 8.18 qualify as independent directors such that, when taken together with other independent directors appointed pursuant to Section 8.18, the board of directors of Holdings shall have a majority of “independent” directors for the purposes of NASDAQ, each of whom shall serve in such capacity in accordance with the terms of Holding’s Organizational Documents following the Closing.

8.19        Indemnification of Directors and Officers; Tail Insurance.

(a)           The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Holdings, and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, Holdings and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any Target Company, Holdings or SPAC, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, Holdings shall cause the Organizational Documents of each Target Company, Holdings, and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.19 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b)          For the benefit of SPAC’s directors and officers, SPAC shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdings and the Surviving Company shall, for a period of six years after the Merger Effective Time, maintain the SPAC D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdings and the Surviving Company shall timely pay or cause to be paid all premiums with respect to the SPAC D&O Tail Insurance.

(c)           For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdings and the Company shall, for a period of six years after the Merger Effective Time, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdings and the Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

8.20        SPAC Expenses; Trust Account Proceeds.

(a)           No later than three Business Days prior to the Closing, SPAC shall deliver to the Company a statement setting forth SPAC’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Account, as of the Closing, and (iii) the estimated amount of unpaid SPAC Transaction Expenses as of the Closing. Following its delivery, SPAC shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement.

(b)          The Parties agree that, simultaneously with or as promptly as practicable after the Closing, the funds held by the Surviving Company either in or outside of the Trust Account, after taking into account payments by SPAC for the Redemption Rights (collectively, the “Closing Cash”), shall be used to pay (i) first, the accrued SPAC Transaction Expenses, including SPAC’s deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO as set forth on the SPAC Disclosure Schedules, without double-counting with any accrued SPAC Transaction Expenses that have already been paid prior to the Closing, and (ii) second, any loans owed by SPAC to the Sponsor for SPAC Transaction Expenses (including deferred SPAC Transaction Expenses), other administrative costs and expenses incurred by or on behalf of SPAC. Such amounts, as well as any fees, costs and expenses that are required or permitted to be paid by the issuance of Holdings Securities, will be paid or issued, as applicable, at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Holdings. For the avoidance of doubt, SPAC Transaction Expenses shall include, and Holdings shall cause SPAC to pay when due, any excise Tax payable by SPAC as a result of redemptions by SPAC Shareholders (whether in connection with the Extension or the Transactions).

8.21        New Registration Rights Agreement. Concurrently with the Closing, (a) SPAC and the Sponsor shall terminate the registration and stockholder rights agreement, dated as of September 29, 2021, as it may be amended, by and between SPAC and Sponsor and the other parties thereto pursuant to a termination agreement in a form reasonably acceptable to the Company and (b) Holdings, the Company Shareholders and the Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit C hereto (the “New Registration Rights Agreement”).

8.22        Lock-Up Agreements. At the Closing, (a) the Company Shareholders shall each enter into a Lock-Up Agreement with Holdings in substantially the form attached as Exhibit D-1 hereto and (b) the Sponsor shall enter into a Lock-Up Agreement with Holdings in substantially the form attached hereto as Exhibit D-2 (each, a “Lock-Up Agreement”).

8.23        Holdings Equity Incentive Plan. As soon as reasonably practicable following the date of this Agreement, SPAC, the Company and Holdings shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan to be adopted by Holdings no later than the Closing (the “Holdings Equity Incentive Plan”), with the number of Holdings Common Shares reserved for issuance thereunder being equal to fifteen percent (15%) of Holdings’ outstanding capital stock as of immediately after the Closing; provided that the material terms of such Holdings Equity Incentive Plan shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.15(a).

8.24        SPAC Extension. The Parties acknowledge that SPAC filed a proxy statement (as amended, the “Extension Proxy Statement”) regarding, among other things, an Extension of six months to October 4, 2023. Sponsor and SPAC shall take any and all actions reasonably required to obtain approval of the Extension, including using its reasonable best efforts to cause any amendment or supplement to the Extension Proxy Statement as required to comply with the rules and regulations promulgated by the SEC.

8.25        Litigation.

(a)           In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of SPAC, threatened, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b)          In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of Holdings or the Company, threatened, against Holdings or the Company or the Company Board by any the Company Shareholders prior to the Closing, Holdings or the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status of thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

8.26        Warrant Assumption Agreement. As of immediately prior to the Merger Effective Time, Holdings and SPAC shall, and shall direct Continental Stock Transfer & Trust Company to, enter into a warrant assumption agreement substantially in the form attached hereto as Exhibit E (the “Warrant Assumption Agreement”).

8.27        Termination of SPAC Agreements. Prior to the Merger Effective Time, SPAC shall terminate pursuant to a Contract reasonably acceptable to the Company each Contract listed in Section 4.14 of the SPAC Disclosure Schedules and Section 8.27 of the SPAC Disclosure Schedules, without the payment of any consideration or the granting of any concession, and without any liability being imposed on Holdings, the Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations.

8.28       PIPE Investment. The Company shall reasonably cooperate and provide reasonable assistance and information as reasonably requested by SPAC in connection with any PIPE Investment. None of SPAC, Merger Sub or Holdings shall enter into a Subscription Agreement or consummate a PIPE Investment without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and, if such consent is given, the PIPE Investment shall only be consummated on terms reasonably satisfactory to the Company. For purposes of this Section 8.28 and Section 11.1(e), a Subscription Agreement or PIPE Investment shall be considered “reasonably satisfactory” to the Company if, by its terms, (i) the applicable PIPE Investor will commit to purchase newly issued Holdings Common Shares at a purchase price of $10.00 per share, and (ii) the consummation of the Subscription Agreements and PIPE Investments will, in the aggregate, result in an Available Closing Cash Amount of no less than $40,000,000 (after taking into account amounts in the Trust Account reasonably expected to be released to the Surviving Company in connection with the Closing). SPAC shall use its reasonable best efforts to make all necessary and appropriate arrangements with the PIPE Investors in order to consummate the PIPE Investment prior to or concurrently with the Closing.

Article IX
SURVIVAL

9.1         Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Document or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants, obligations and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) Article XIII and any corresponding definitions set forth in Article XIV and (c) Fraud Claims.

Article X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1       Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a)           Antitrust Approval. All applicable waiting periods under the Antitrust Laws (and any extensions thereof) relating to the transactions contemplated by this Agreement, and any agreement with or commitment to any Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated. All other required Consents under the Antitrust Laws relating to the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.

(b)          Required Shareholder Approval. The Shareholder Approval Matters shall have been submitted to the vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the requisite vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, SPAC’s Organizational Documents and the applicable provisions of the Delaware General Corporation Law and NASDAQ (the “Required Shareholder Approval”).

(c)           No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Legal Restraint”).

(d)          Net Tangible Assets. Immediately following the Closing, after giving effect to any redemption pursuant to the Redemption Rights, Holdings shall have net tangible assets of at least five million and one Dollar ($5,000,001) (as determined in accordance with Rule 3a51-1(g) of the Exchange Act).

(e)           Listing. The Holdings Common Shares (including those to be issued pursuant to this Agreement (including the Earnout Shares) and the Subscription Agreements) and the Holdings Warrants (including the Holdings Common Shares underlying such Holdings Warrants) shall have been approved for listing on NASDAQ (or such other national securities exchange), subject only to official notice of issuance thereof.

(f)           Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(g)          Amended and Restated Organizational Documents. The articles of incorporation of Holdings (the “A&R Holdings Charter”) and the bylaws of Holdings (together with the A&R Holdings Charter, the “A&R Holdings Charter and Bylaws”) shall have been amended and restated in their entirety in substantially the form attached hereto as Exhibit F (with such changes as are agreed in writing between SPAC and the Company).

(h)          Available Closing Cash Amount. The Available Closing Cash Amount shall be no less than $40,000,000 and SPAC shall have made all necessary and appropriate arrangements prior to the Closing Date for any portion of the Available Closing Cash Amount held in the Trust Account to be released from the Trust Account in connection with the Closing.

10.2        Conditions to Obligations of the Company, the Company Shareholders, Holdings and Merger Sub. In addition to the conditions specified in Section 10.1, the obligations of the Company, the Company Shareholders, Holdings and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, where permissible) of the following conditions:

(a)          Representations and Warranties.

(i)          All of the SPAC Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii)         The representations and warranties of SPAC contained in Section 4.5 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii)        All of the other representations and warranties of SPAC set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.2(a)(ii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

(b)         Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d) but in each case, solely with respect to themselves.

(d)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(e)         Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Trust Account disbursed to SPAC on the Closing Date, and all such funds released from the Trust Account shall be available to the Surviving Company.

(f)          Redemption. SPAC shall have provided the holders of SPAC Class A Common Stock with the opportunity to make redemption elections with respect to their SPAC Class A Common Stock pursuant to Redemption Rights.

(g)         Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by SPAC at or prior to the Closing Date shall have been executed and delivered to the Company.

10.3       Conditions to Obligations of SPAC . In addition to the conditions specified in Section 10.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC where permissible) of the following conditions:

(a)          Representations and Warranties.

(i)          All of the Company Fundamental Warranties and the Company Shareholders Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii)         The representations and warranties of the Company and the Company Shareholders contained in Section 6.3 and Section 7.3 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii)        All of the other representations and warranties of the Company and the Company Shareholders set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(iii)) and (B) other than representations and warranties set forth in Section 6.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have (x) a Material Adverse Effect on the Company or (y) a material adverse effect on the Company Shareholder’s ability to consummate the Transactions or perform their obligations under this Agreement or the Ancillary Documents to which they are party, as applicable.

(iv)        All of the Holdings Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(v)         All of the other representations and warranties of Holdings set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(v)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdings.

(b)         Agreements and Covenants. Each of the Company, the Company Shareholders, Holdings and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)         Officer Certificate. The Company, each Company Shareholder and Holdings shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of each of the Company, Holdings and each Company Shareholder, certifying as to the satisfaction of the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(d), but in each case, solely with respect to themselves.

(d)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(e)         Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Company, the Company Shareholders, Holdings and Merger Sub at or prior to the Closing shall have been executed and delivered to the SPAC.

10.4       Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or Holdings) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1       Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a)          by mutual written consent of SPAC and the Company;

(b)         by written notice by either SPAC or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by April 4, 2023 (provided that such date shall be automatically extended to October 4, 2023 if shareholder approval of the Extension contemplated by the Extension Proxy Statement is obtained) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Holdings) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article X on or before the Outside Date;

(c)          by written notice by either SPAC or the Company to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Holdings) to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

(d)          by written notice by the Company to SPAC if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time SPAC would be entitled to terminate this Agreement pursuant to Section 11.1(f);

(e)           by written notice by the Company to SPAC on (or within three Business Days after) May 30, 2023 (the “Company Termination Notice Date”), if (and only if), prior to such date, the Company and SPAC have conducted good faith marketing efforts with potential PIPE Investors regarding the PIPE Investment, and following such marketing efforts the Company has determined, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to the Company prior to the Outside Date. The Company’s termination right pursuant to this Section 11.1(e) shall expire three Business Days after the Company Termination Notice Date, and the Company shall have no further right to terminate this Agreement pursuant to this Section 11.1(e);

(f)           by written notice by SPAC to the Company if (i) there has been a breach by the Company, the Company Shareholders or Holdings of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(f) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 11.1(d); or

(g)          by written notice by either SPAC or the Company to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

11.2        Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 8.16, 8.17, 11.3, 12.1, Article XII, Article XIII and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any wilful and material breach by such Party of any term of this Agreement prior to the date of termination or pursuant to any Fraud Claim against such Party, (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement in each case prior to the valid termination of this Agreement or (iii) terminate or otherwise modify the Confidentiality Agreement; provided further that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3        Fees and Expenses. Subject to Section 12.1, unless otherwise expressly provided for in this Agreement, all fees, costs and expenses (whether or not invoiced) incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses. For the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, Holdings shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses.

Article XII
WAIVERS AND RELEASES

12.1       Waiver of Claims Against Trust. Each Party acknowledges and agrees that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only in the manner described in the IPO Prospectus: (a) to SPAC Shareholders in the event they elect to redeem their shares of SPAC Shares (or Holdings Common Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus, the “Business Combination“) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to SPAC Shareholders if the SPAC fails to consummate a Business Combination within the time period specified in the SPAC Organizational Documents after the closing of the IPO, subject to further extension as described by the IPO Prospectus, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of Holdings, the Company and the Company Shareholders, on behalf of themselves and the other Company Affiliates, acknowledge and agree that they do not and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, Holdings or the Company Shareholders or any Company Affiliate, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). Each of the Company, Holdings and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). The Company, Holdings and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and each of the Company, Holdings and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Holdings or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company, Holdings and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, the Trust Account Released Claims and related waivers will not limit or prohibit the Company or any Company Shareholder from (i) pursuing a claim against SPAC, Merger Sub or any other person for (A) specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any redemption pursuant to the Redemption Rights)) or (B) for damages (subject to the provisions of this Agreement) for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a Business Combination with another Person or (ii) being entitled to the use of any remaining amounts in the Trust Account following the transactions contemplated by Section 8.20(b).

12.1        Mutual Releases.

(a)           Effective as of the Closing, each of SPAC and Holdings, Holdings on behalf of all its Subsidiaries (including the Target Companies) and SPAC on behalf of each other SPAC Affiliate, hereby irrevocably releases and discharges, the Company Shareholders and each other Company Affiliate, and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to the Target Companies and their respective businesses, operations, assets and liabilities, the service by any such Company Affiliate as an officer, director, manager, employee or Representative of the Target Companies or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 12.1(a) shall not release or discharge (i) any liability of the Company or any Company Shareholder under this Agreement, any Ancillary Document or the Confidentiality Agreement, (ii) any liability of any current or former employee of the Target Companies or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the Target Companies or any of their respective Subsidiaries, (iii) any Fraud Claim by SPAC against the Company or any Company Shareholder or (iv) any claims that cannot be waived under applicable Law.

(b)          Effective as of the Closing, each Company Shareholder hereby irrevocably releases and discharges SPAC, Holdings, the Target Companies and their respective Subsidiaries, each other SPAC Affiliate and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to the Target Companies and their respective Subsidiaries, their respective businesses, operations, assets and liabilities, the service by any such SPAC Affiliate as an officer, director, manager, employee or Representative the Target Companies or any of their respective Subsidiaries or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 12.1(b) shall not release or discharge (i) any liability of SPAC, Holdings, the Target Companies and their respective Subsidiaries under this Agreement, any Ancillary Document or the Confidentiality Agreement (in each case to which it is party), (ii) any liability of any current or former employee of the Target Companies or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the Target Companies or any of their respective Subsidiaries, (iii) any Fraud Claim by any Company Shareholder or (iv) any claims that cannot be waived under applicable Law.

(c)           The Parties acknowledge and agree that the Company Affiliates and the SPAC Affiliates are intended third-party beneficiaries of this Section 12.1.

Article XIII
MISCELLANEOUS

13.1          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: Home Plate Acquisition Corporation P.O. Box 1314 New York, New York 10028 Attention: Jonathan Rosenzweig Email: jonathan@homeplateacq.com with a copy (which will not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW

Suite 1000
Washington, D.C. 20004
United States
Attn: Paul Sheridan and Daniel Breslin
Email: paul.sheridan@lw.com;
daniel.breslin@lw.com

If to the Company at or prior to the Closing, to: c/o Heidmar Inc. 107 Vouliagemnis Ave GR-166 75 Glyfada Athens, Greece Attention: Pankaj Khanna Email: pankaj.khanna@heidmar.com	with a copy (which will not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States Attn: Keith Billotti Email: billotti@sewkis.com
If to Holdings at or prior to the Closing, to: c/o Home Plate Acquisition Corporation P.O. Box 1314 New York, New York 10028 Attention: Jonathan Rosenzweig Email: jonathan@homeplateacq.com with a copy (which will not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW

Suite 1000
Washington, D.C. 20004
United States
Attn: Paul Sheridan and Daniel Breslin
Email: paul.sheridan@lw.com;
daniel.breslin@lw.com

If to the Company Shareholders, to: c/o Heidmar Inc. 107 Vouliagemnis Ave GR-166 75 Glyfada Athens, Greece Attention: Pankaj Khanna Email: pankaj.khanna@heidmar.com	with a copy (which will not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States Attn: Keith Billotti Email: billotti@sewkis.com

If to Holdings, SPAC, or the Company after the Closing, to: c/o Heidmar Inc. 107 Vouliagemnis Ave GR-166 75 Glyfada Athens, Greece Attention: Pankaj Khanna Email: pankaj.khanna@heidmar.com	with a copy (which will not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States Attn: Keith Billotti Email: billotti@sewkis.com

13.2        Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of SPAC, Holdings and the Company. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3        Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 8.19, (b) the rights of the Company Affiliates set forth in Section 12.1, (c) the rights of the SPAC Affiliates set forth in Section 12.1 and (d) the rights of the Nonparty Affiliates set forth in Section 13.13, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

13.4        Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State (other than with respect to the effects of the Merger which shall be governed by the laws of the Cayman Islands). All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.5        Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6        Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.7        Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8        Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC and the Company.

13.9        Waiver. Each of SPAC, Holdings, the Company and the Company Shareholders, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, and any such extension or waiver shall only be binding upon the Party or Parties so providing the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.10      Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

13.11      Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a)          references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b)         references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c)          reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d)         any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, IFRS, or any other accounting principles used by the applicable Person;

(e)          general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f)          the words “herein”, “hereto”, and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g)          the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;

(h)          the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(i)          in Article IV through Article XII to (i) “SPAC” shall refer to Home Plate Acquisition Corporation for all periods prior to the completion of the Merger and to the Surviving Company for all periods after the completion of the Merger; provided that the foregoing shall not apply to the representations and warranties set forth in Sections 4.2, 4.4 and 4.5, and (ii) “SPAC Class A Common Stock”, “SPAC Class B Common Stock”, “SPAC Redeemable Warrants” and “SPAC Shares” shall refer to such securities solely for periods prior to the Merger;

(j)           the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(k)          the word “day” means calendar day unless Business Day is expressly specified;

(l)          every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(m)         references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(n)         for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(o)          references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(p)          references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(q)          the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(r)          the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(s)          the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(t)          unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(u)          words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(v)         any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Holdings or the Company to be given, delivered, provided or made available by Holdings or the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders).

13.12     Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13     No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 13.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 13.13.

13.14     Legal Representation.

(a)           The Parties agree that, notwithstanding the fact that Latham & Watkins LLP (“Latham“) may have, prior to the Closing, jointly represented SPAC and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Latham will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Holdings, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Holdings and the Company Shareholders, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Latham’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Holdings, SPAC, the Company and the Company Shareholders or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Latham of the Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Latham with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Holdings, SPAC; provided further, that nothing contained herein shall be deemed to be a waiver by Holdings, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)          The Parties agree that, notwithstanding the fact that Seward & Kissel LLP (“S&K“) may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, S&K will be permitted in the future, after the Closing, to represent Holdings, the Company or their respective Affiliates in connection with matters in which such Persons are adverse to Sponsor, SPAC, the Company Shareholders or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Sponsor, SPAC and the Company Shareholders, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with S&K’s future representation of one or more of Holdings, the Company or its Affiliates in which the interests of such Person are adverse to the interests of the Sponsor, the SPAC and the Company Shareholders or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by S&K of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of S&K with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by SPAC or the Sponsor; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC, the Sponsor or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

13.15     Scope of the Company Shareholders’ Obligations. In this Agreement, (a) any obligation, covenant, representation or warranty, indemnity, liability or other requirement provided by or in respect of any Company Shareholder shall be on a several basis (not jointly and not jointly and severally) as to such Company Shareholder and only pertain to it, (b) each Company Shareholder shall be liable for its own breaches, (c) to the extent any Company Shareholder is liable for monetary damages hereunder, other than in the cause of a Fraud Claim or for any willful and material breach by such Company Shareholder of any term of this Agreement prior to the date of termination, the aggregate liability of such Company Shareholder shall be equal to its Company Shareholder Consideration and (d) no Party shall be entitled to recover more than once (i.e., “double recovery”) for the same loss or losses even in the event of breaches by multiple Company Shareholders.

Article XIV
DEFINITIONS

14.1       Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Adjusted EBITDA” means EBITDA excluding non-cash gains/(losses) such as those related to (i) non-cash impairment of assets (tangible and intangible) and related non-cash charges and (ii) charges and expenses related to non-cash stock based compensation; (iii) all gains from non-ordinary course asset sales; and (iv) all non-cash items increasing consolidated net income or loss for that period. In determining Adjusted EBITDA, depreciation and amortization and interest expense related to right of use leases are deducted from EBITDA.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument, certificate or document including the SPAC Disclosure Schedules, the Company Disclosure Schedules, the Certificate of Merger, the Lock-Up Agreements, the New Registration Rights Agreement, the Sponsor Support Agreement, the Warrant Assumption Agreement, and the other agreements, instruments, certificates and documents to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Available Closing Cash Amount” means an amount equal to the (i) all available cash in the Trust Account, minus (ii) any amounts required to satisfy any redemption pursuant to the Redemption Rights, plus (iii) any proceeds from the consummation of the PIPE Investment, minus (iv) the amount of SPAC Transaction Expenses.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase, employment or individual consulting, severance or termination pay, holiday, vacation, bonus, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee (or their dependents) of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.

“Change of Control” means any transaction or series of transactions occurring after the Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons, acquires direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than 50% of the combined voting power of the then outstanding voting securities of Holdings, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any person.

“Closing Number of Shares” means the Holdings Common Shares to be issued to each Company Shareholder as part of that shareholder’s Company Shareholder Consideration, which shall, in relation to each Company Shareholder, be a number of Holdings Common Shares as set forth opposite such Company Shareholder’s name in the corresponding column of Schedule 1 hereto (as the same may be updated from time to time in accordance with the terms of this Agreement).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Affiliate” means (i)(A) any direct or indirect shareholder, member, general or limited partner or other equityholder of Holdings or the Company and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) Holdings or (2) the Company or any of its Subsidiaries or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns.

“Company Class A Shares” means the Class A shares, without par value, of the Company.

“Company Class B Shares” means the Class B shares, without par value, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Holdings, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to SPAC or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Warranties” means the representations and warranties contained in Section 6.1(a) (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.4 (Subsidiaries), Section 6.5 (Governmental Approvals), Section 6.6 (Non-Contravention) and Section 6.26 (Finders and Brokers).

“Company Owned IP” means any Intellectual Property owned by any Target Company, including the Company Registered IP.

“Company Shareholders Fundamental Warranties” means the representations and warranties contained in Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement), and Section 7.8 (Finders and Brokers).

“Company Shares” means the Class A Shares and Class B Shares of the Company.

“Company Subsidiaries” means (a) Heidmar International Pools Inc., a Marshall Islands corporation, (b) Blue Fin Tankers Inc., a Marshall Islands corporation, (c) Seawolf Tankers Inc., a Marshall Islands corporation, (d) Sigma Tankers Inc., a Marshall Islands corporation, (e) Dorado Tankers Pool Inc., a Marshall Islands corporation, (f) Star Tankers Inc., a Marshall Islands corporation, (g) Marlin Tankers Inc., a Marshall Islands corporation, (h) SeaLion Tankers INC., a Marshall Islands corporation, (i) SeaDragon Tankers Inc., a Marshall Islands corporation, (j) SeaHorse Tankers, Inc., a Marshall Islands corporation, (k) Cash Custodian Inc., a Marshall Islands corporation, (l) Heidmar Investments LLC, a Marshall Islands limited liability company, (m) Heidmar (Far East) LLC, a Marshall Islands limited liability company, (n) Heidmar (Far East) Pte. Ltd., a Singapore private company limited by shares, (o) Heidmar (Far East) Tankers Pte. Ltd., a Singapore private company limited by shares, (p) Heidmar UK Trading Limited, a United Kingdom company, (q) Heidmar UK Limited, a United Kingdom company, (r) Heidmar 2020 LLC, a Marshall Islands limited liability company, (s) Heidmar Bulkers Inc., a Marshall Islands corporation, and (t) Sea Otter Tankers Inc., a Marshall Islands corporation.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any Company Benefit Plan.

“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributor” means all Persons who created, developed, or contributed to any Intellectual Property purported to be owned by a Target Company.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor assigns to a Target Company all of the Contributor’s right, title and interest in and to (i) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with and within the scope of the employment or engagement of such Contributor by such Target Company, or (ii) if such Contributor was not employed or engaged by a Target Company, the Intellectual Property purported to be owned by any Target Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any intellectual property rights in works of authorship, databases, collections of data, and mask works, including all copyrights and sui generis rights therein, and all registrations, renewals, extensions, or reversions thereof.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and (c) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data.

“Delaware General Corporation Law” means the Delaware General Corporation Law, as amended.

“Earnout Shares” means a number of Holdings Common Shares equal to 15% of the total number of Holdings Common Shares outstanding immediately after the Closing, including (a) the aggregate Closing Number of Shares and (b) Holdings Common Shares issued as Per Share Merger Consideration for SPAC Shares pursuant to Section 1.6 hereto and excluding (i) all Holdings Common Shares underlying any Holdings Warrants, (ii) the Earnout Shares, (iii) the SPAC Earnout Shares and (iv) any Holdings Common Shares issued, or reserved for issuance, under any Benefit Plans of Holdings. The number of Earnout Shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Holdings Common Shares occurring after Closing and upon or prior to the applicable Triggering Event.

“EBITDA” means, for any period, without duplication, consolidated net income or loss for such period before adjusting for the following to the extent deducted/added in calculating consolidated net income or loss: (i) interest expense/income; (ii) income tax expense/tax credits; and (iii) depreciation and amortization.

“Eligible Company Equityholders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Closing, of a Company Share.

“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“Environmental Permits” has meaning set forth in Section 6.19(a).

“ERISA Affiliate” means any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg.

“Exchange Shares” means an aggregate number of Holdings Common Shares to be issued as part of the Share Acquisition in accordance with Section 2.2.

“Excluded Shares” means SPAC Shares, if any, held in the treasury of SPAC.

“Fraud Claim” means any claim based in whole or in part upon fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability, or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Holdings Common Shares” means the registered common shares, with $0.01 par value per share, of Holdings.

“Holdings Fundamental Warranties” means the warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Holdings Private Warrant” means each one warrant of Holdings entitling the holder thereof to purchase one Holdings Common Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the SPAC Private Warrants.

“Holdings Public Warrant” means each one warrant of Holdings entitling the holder thereof to purchase one Holdings Common Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the SPAC Redeemable Warrants.

“Holdings Securities” means the Holdings Common Shares and the Holdings Warrants, collectively.

“Holdings Warrants” means the Holdings Private Warrants and the Holdings Public Warrants, collectively.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Incidental Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement, (b) Contributor Agreements and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a Target Company for the purposes of promoting the goods or services thereof, (ii) a Contract with a vendor that allows the vendor to identify a Target Company as a customer, (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental license to Intellectual Property; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in Company Transaction Expenses (with respect to Indebtedness of the Company) or SPAC Transaction Expenses (with respect to Indebtedness of SPAC), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.

“Intellectual Property” means all intellectual property rights, including Patents, Trademarks, internet domain names, Copyrights, design rights, and Trade Secrets.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the SPAC Shares and the SPAC Redeemable Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of October 20, 2021, and filed with the SEC on October 22, 2021 (File Nos. 333-256781 and 333-260399).

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, other informational technology assets and equipment, software, and industrial control systems that are owned, leased or licensed by any Target Company.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of persons set forth on Section 14.1 of the Company Disclosure Schedules, or (b) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS, or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of the Company, any action taken by, or at the written request of, SPAC and in respect of SPAC or Holdings, any action taken by, or at the written request of, the Company and (x) with respect to SPAC, the consummation and effects of the Redemption Rights; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to SPAC, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on SPAC.

“Merger Sub Shares” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“NASDAQ” means the Nasdaq Capital Market LLC.

“Net Working Capital” means the current assets of the Company minus the current liabilities of the Company, in each case, as of the Closing Date.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended (including, solely with respect to the Company, the Shareholders’ Agreement).

“Patents” means any patents, utility models, and applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Merger Consideration” means one Holdings Common Share.

“Performance Triggering Event I” means the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2023 equaling or exceeding $29,000,000. For the avoidance of doubt, the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2023 will include both the Adjusted EBITDA of the Company and its Subsidiaries during such period prior to the Closing Date and the Adjusted EBITDA of Holdings during such period after the Closing Date on a combined basis.

“Performance Triggering Event II” means the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2024 equaling or exceeding $35,000,000.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by the Target Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests, (p) Liens specifically identified on the consolidated balance sheet of the Target Companies,(q) Liens set forth on Section 6.15 of the Company Disclosure Schedules or (r) Permitted Vessel Liens.

“Permitted Vessel Liens” means any of the following to the extent arising and from time to time discharged in the ordinary course of business consistent with past practice: (i) Liens for crew wages (including without limitation wages of the master of the Vessel), (ii) Liens for general average and salvage, (iii) Liens for necessaries provided to the Vessel, so long as such Liens do not secure amounts more than 30 days overdue, (iv) Liens arising by operation of law in the ordinary course of business in operating, maintaining or repairing the Vessel, so long as such Liens do not secure amounts more than 30 days overdue, and (v) Liens for claims, loss, damage or expense which are fully covered by insurance, subject to applicable deductibles, or in respect of which a bond or other security has been posted with the appropriate court or other tribunal to prevent the arrest or secure the release of a vessel from arrest; provided that such Permitted Vessel Liens do not, individually or in the aggregate, materially detract from the value of the vessel or materially impair the use thereof in the operation of the vessel.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Redeeming SPAC Shares” means each share of SPAC Class A Common Stock in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of this Agreement, the SPAC Charter and applicable Law).

“Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Common Stock to redeem all or a portion of their SPAC Class A Common Stock (in connection with the Transactions or otherwise) as set forth in the SPAC Charter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company dated January 3, 2022.

“Share Price Earnout Period” means the time period beginning on the Closing Date and ending on the date that is five years after the Closing Date.

“Share Price Triggering Event I” means if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $12.50 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period.

“Share Price Triggering Event II” means if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $14.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner or other equityholder of a SPAC and after the Closing, Holdings, the Company or any of its Subsidiaries and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) SPAC, (2) after the Closing, Holdings or its Subsidiaries (including the Target Companies and their respective Subsidiaries) or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns. SPAC on behalf of itself.

“SPAC Charter” means the amended and restated certificate of incorporation of SPAC dated September 29, 2021, as the same may be amended or modified from time to time after the date hereof.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company, Holdings, the Company Shareholders or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Fundamental Warranties” means the warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.16 (Finders and Brokers) and Section 4.21 (Trust Account).

“SPAC Shares” means the shares of SPAC Class A Common Stock and the shares of SPAC Class B Common Stock, collectively.

“SPAC Private Warrant” means a warrant of SPAC entitling the holder thereof to purchase one share of SPAC Class A Common Stock in accordance with terms described in the IPO Prospectus with respect to the placement warrants of SPAC.

“SPAC Public Unit” means a unit consisting of one share of SPAC Class A Common Stock and one-half of one SPAC Redeemable Warrant which include the “placement shares” of SPAC referred to in the IPO Prospectus.

“SPAC Redeemable Warrant” means a warrant of SPAC entitling the holder thereof to purchase one share of SPAC Class A Common Stock in accordance with terms described in the IPO Prospectus with respect to the redeemable warrants of SPAC.

“SPAC Securities” means the SPAC Shares, the SPAC Redeemable Warrants and the SPAC Private Warrants, collectively.

“SPAC Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of SPAC, which SPAC has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of SPAC which SPAC has agreed to pay or is otherwise liable for and including any excise Tax payable by SPAC as a result of redemptions by SPAC Shareholders (whether in connection with the Extension or the Transactions)) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO).

“SPAC Warrants” means the SPAC Private Warrants and SPAC Redeemable Warrants, collectively.

“Sponsor Offset Shares” means Holdings Common Shares issued to the Company Shareholders (for the avoidance of doubt, as of immediately prior to the Closing) in lieu of being issued to Sponsor in connection with the Closing and pursuant to Section 1.9 of the Sponsor Support Agreement.

“Sponsor Offset Warrants” means Holdings Private Warrants issued to the Company Shareholders (for the avoidance of doubt, as of immediately prior to the Closing) in lieu of being issued to Sponsor in connection with the Closing and pursuant to Section 1.9 of the Sponsor Support Agreement.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and the Company Subsidiaries and “Target Company” means any of them.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, Value Added Tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Trade Secrets” means any trade secrets, and any other intellectual property rights arising under applicable Law, in confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae technical information, specifications, methods, know-how, data, discoveries, and inventions (but excluding any Patents or Copyrights therein).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Holdings Common Shares are actually traded on NASDAQ (or the exchange on which Holdings Common Shares are then listed).

“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Events” means, collectively, Share Price Triggering Event I, Share Price Triggering Event II, Performance Triggering Event I and Performance Triggering Event II.

“Trust Account” means the trust account established by SPAC for the benefit of its public shareholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 29, 2021, as it may be amended (including to accommodate the Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Value Added Tax” means value added tax or any similar, replacement or additional tax.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for a security on a date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

14.2          Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

A&R Holdings Charter	10.1(g)
A&R Holdings Charter and Bylaws	10.1(g)
Acquisition Proposal	8.9(a)
Agreement	Preamble
Alternative Transaction	8.9(a)
Antitrust Laws	8.12(b)
Business Combination	Recitals, 12.1
Certificate of Merger	1.1
Closing	3.1
Closing Cash	8.20(b)
Closing Date	3.1
Closing Filing	8.16(b)
Closing Press Release	8.16(b)
Company	Preamble
Company Audited Financial Statements	6.7(a)
Company Benefit Plan	6.18(a)
Company Board	Recitals
Company Certificate	2.3(a)(ii)
Company Collective Bargaining Agreement	6.17(a)
Company D&O Tail Insurance	8.19(c)
Company Disclosure Schedules	Article VI
Company Financial Statements	6.7(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Company Shareholder	Preamble
Company Shareholder Consideration	2.2(a)
Company Shareholders	Preamble
Company Termination Notice Date	11.1(e)
Company Unaudited Financial Statements	6.7(a)
Confidentiality Agreement	8.1(c)
Contracting Parties	13.13
D&O Indemnified Persons	8.19(a)
DTC	1.10
Earnout Shares	2.4(a)
Enforceability Exceptions	4.2
Export Control Laws	6.24(d)
Extension	8.3(a)
Extension Proxy Statement	8.24
FCPA	4.17(a)
Federal Securities Laws	8.10
Financial Statement Delivery Date	8.6
Forward-Looking Statements	Article IV
GRA	1.13
Holdings	Preamble
Holdings 5% Shareholder	8.14(c)
Holdings Board	Recitals
Holdings Equity Incentive Plan	8.23
Home Plate Acquisition Corporation	1.4
Intended Tax Treatment	1.13
Interim Period	8.1(a)
Latham	8.14(a), 13.14(a)
Legal Restraint	10.1(c)
Lock-Up Agreement	8.22
Material Merchant	6.22(a)
Material Merchant Agreement	6.22(a)
Material Pool Agreement	6.22(c)
Material Supplier	6.22(b)
Material Supplier Agreement	6.22(b)
Material Vessel Owner	6.22(c)
Merger	Recitals
Merger Closing	3.1
Merger Effective Time	1.2
Merger Sub	Preamble
New Registration Rights Agreement	8.21
Nonparty Affiliates	13.13
OFAC	4.17(c)
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
PCAOB Audited Financial Statements	8.6
Permitted Dividend	8.2(b)(iii)
Person	13.11(b)
PIPE Investment	Recitals
PIPE Investors	Recitals
Proxy Statement	8.15(a)
Registration Statement	8.15(a)
Related Person	6.20
Required Shareholder Approval	10.1(b)
Risk Factors	Article IV
S&K	8.14(a), 13.14(b)
Sanctioned Country	4.17(c)
Sanctioned Person	6.24(c)
Sanctions	4.17(c), 6.24(c)(i)
SEC Reports	4.6(a)
Share Acquisition	Recitals
Share Acquisition Closing	3.1
Shareholder Approval Matters	8.15(a)
Signing Filing	8.16(b)
Signing Press Release	8.16(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Class A Common Stock	13.11(i)
SPAC Class B Common Stock	13.11(i)
SPAC D&O Tail Insurance	8.19(b)
SPAC Disclosure Schedules	Article IV
SPAC Financials	4.6(c)
SPAC Material Contract	4.13(a)
SPAC Permits	4.9
SPAC Recommendation	4.2
SPAC Redeemable Warrants	13.11(i)
SPAC Shareholders	Recitals
SPAC Shares	13.11(i)
Special Shareholder Meeting	8.15(a)
Sponsor	Preamble
Sponsor Support Agreement	Recitals
STFs	2.3(a)(i)
Subscription Agreements	Recitals
Surviving Company	1.1
Transactions	Recitals
Transfer Agent	1.10
Trust Account Released Claims	12.1
Unit Separation	1.6(a)
Warrant Assumption Agreement	8.26

2

Schedule 1

Company Shareholders

	Name	Company Shares (as at the date of this Agreement)	Closing Number of Holdings Shares	Earnout Shares
1.	Rhea Marine Ltd	47,904	8,000,000	One-half (1/2) of the Earnout Shares
2.	Maistros Shipinvest Corp.	47,904	8,000,000	One-half (1/2) of the Earnout Shares
	TOTAL	95,808	16,000,000

[Signature Pages Follow]

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

SPAC:

HOME PLATE ACQUISITION CORPORATION

By:	/s/ Daniel Ciporin
Name:	Daniel Ciporin
Title:	Chief Executive Officer

Sponsor:

HOME PLATE SPONSOR LLC

By:	/s/ Daniel Ciporin
Name:	Daniel Ciporin
Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Merger Sub:

HP MERGER SUBSIDIARY CORP.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Director

[Signature Page to the Business Combination Agreement]

Holdings:

HEIDMAR MARINE INC.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Director

[Signature Page to the Business Combination Agreement]

Company:

HEIDMAR INC.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Company Shareholders:

RHEA MARINE LTD.

By:	/s/ Michalis Mastris
Name:	Michalis Mastris
Title:	Director

MAISTROS SHIPINVEST CORP.

By:	/s/ Varvara Vazaiou
Name:	Varvara Vazaiou
Title:	Attorney-in-fact

[Signature Page to the Business Combination Agreement]

Exhibit A

Sponsor Support Agreement

[Exhibit A]

Exhibit B

Form of Certificate of Merger

[Exhibit B]

Exhibit C

Form of New Registration Rights Agreement

[Exhibit C]

Exhibit D-1

Form of Lock-Up Agreement (Company Shareholders)

[Exhibit D-1]

Exhibit D-2

Form of Lock-Up Agreement (Sponsor)

[Exhibit D-2]

Exhibit E

Form of Warrant Assumption Agreement

[Exhibit E]

Exhibit F

Form of A&R Holdings Charter and Bylaws

[Exhibit F]